Exhibit 4.6

EXECUTION VERSION

SENIOR SECURED CREDIT AGREEMENT

dated as of February 6, 2022

among

IMS INTERNET MEDIA SERVICES, INC.,

as Borrower,

THE INITIAL LENDERS NAMED HEREIN,

as Initial Lenders,

CITIBANK, N.A.,

acting through its Agency & Trust Division, as Administrative Agent,

and

CITIBANK, N.A., GOLDMAN SACHS Lending Partners LLC,
JPMORGAN CHASE BANK, N.A. and BANK OF AMERICA, N.A.,
as Joint Lead Arrangers and Bookrunners

Table of Contents

Page

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.	Certain Defined Terms	1
SECTION 1.02.	Computation of Time Periods	24
SECTION 1.03.	Accounting Terms	24
SECTION 1.04.	Terms Generally	24
SECTION 1.05.	Currency Equivalents Generally	24

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01.	Conditions Precedent to Effectiveness of Section 2.01	42
SECTION 3.02.	Conditions Precedent to a Borrowing	45

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.	Representations and Warranties of the Borrower	46

i

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01.	Affirmative Covenants	51
SECTION 5.02.	Negative Covenants	56
SECTION 5.03.	Financial Covenants	58

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.	Events of Default	59
SECTION 6.02.	Application of Funds	62

ARTICLE VII

AGENCY

ARTICLE VIII

MISCELLANEOUS

ii

SECTION 8.16.	Waiver of Jury Trial	85
SECTION 8.17.	Severability	85
SECTION 8.18.	Acknowledgements of the Borrower	85

Schedules

Schedule I – Commitments
Schedule 5.02 – Existing Indebtedness

Exhibits

Exhibit A – Form of Notice of Borrowing
Exhibit B - Form of Assignment and Acceptance
Exhibit C - Form of Incumbency Certificate
Exhibit D-1 – Form of U.S. Tax Compliance Certificate
Exhibit D-2 - Form of U.S. Tax Compliance Certificate
Exhibit D-3 - Form of U.S. Tax Compliance Certificate
Exhibit D-4 - Form of U.S. Tax Compliance Certificate
Exhibit E – Form of Compliance Certificate

iii

This SENIOR SECURED CREDIT AGREEMENT dated as of February 6, 2022, among:

(1)            IMS INTERNET MEDIA SERVICES, INC., a Florida corporation (the “Borrower”);

(2)            THE FINANCIAL INSTITUTIONS listed on the signature pages hereof (the “Initial Lenders”); and

(3)            CITIBANK, N.A., a national banking association organized and existing under the laws of the United States and acting through its Agency & Trust Division, not in its individual capacity but solely as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent”).

RECITALS

WHEREAS, the Borrower has requested that the Lenders establish the credit facility set forth herein;

WHEREAS, the Guarantors have agreed to guarantee the Secured Obligations of the Borrower hereunder in accordance with the terms and conditions of the Guaranty; and

WHEREAS, subject to and upon the terms and conditions herein set forth, the Lenders are willing to make available to the Borrower the credit facility provided for herein.

NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement (including in the recitals), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” means, as to any Person, the purchase or other acquisition (in one transaction or a series of transactions, including through a merger) of the equity interests of another Person or the property, assets or business of another Person or of the assets constituting a business unit, line of business or division of another Person.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” has the meaning specified in the introductory paragraph of this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent with the following details Account No. 36852248, ABA No. 021000089, Account Name: Medium Term Finance, Reference IMS Secured Term Loan, or to such other account as the Administrative Agent may from time to time specify in writing.

“Advances” means the Initial Advances and, if applicable, any Incremental Advances.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise. “Affiliate,” as applied to an Agent or a Lender, means each direct or indirect parent corporation and controlling person (within the meaning of the U.S. Securities Exchange Act of 1934, as amended) of such Lender or Agent and each direct or indirect Subsidiary of each such parent corporation and each of their respective directors, officers and agents.

“Agent Parties” has the meaning specified in Section 8.02(c)(ii).

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Agreement” means this Senior Secured Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Anti-Corruption Laws” means all laws, rules, regulations and requirements of any jurisdiction (including the U.S.) applicable from time to time to any of the Loan Parties or any of their Subsidiaries, in each case, as amended from time to time, concerning or relating to bribery or corruption, including, without limitation, the FCPA and the U.K. Bribery Act of 2010 and all other applicable anti-bribery and corruption laws.

“Applicable Accounting Rules” has the meaning specified in Section 1.03.

“Applicable Law” means, with respect to any Person, collectively, all international, foreign, federal, state, provincial and local laws, statutes, treaties, rules, guidelines, regulations, orders, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case applicable to such Person.

“Applicable Margin” means 3.75% per annum.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the aggregate amount of the outstanding Advances for all the Lenders represented by such Lender’s outstanding Advances at such time.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means any sale, conveyance, lease, assignment, transfer, licensing or other disposition of, or the grant of any option or other right to purchase, lease or otherwise acquire, any property, business or assets of any Loan Party or any of its Subsidiaries; provided that, for the purposes of this Agreement, the following shall not constitute Asset Sales: (i) sales of inventory in the ordinary course of its business, (ii) any sale of assets in a transaction authorized by Section 5.02(c) and (iii) sales of assets for fair value in an aggregate amount not to exceed U.S.$10,000,000.00 (or the equivalent in other currencies) in any fiscal year; provided that in the case of the sale of any asset in a single transaction or a series of related transactions in an aggregate amount exceeding U.S.$2,000,000.00 (or the equivalent in other currencies), the fair value of such asset shall have been determined in good faith by the board of directors of such Loan Party or Subsidiary.

“Assignee” has the meaning specified in Section 8.08(a).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Assignee of such Lender, and acknowledged by the Administrative Agent, in substantially the form of Exhibit B hereto.

“Assignor” has the meaning specified in Section 8.08(a).

“Authorized Officer” means with respect to any Loan Party, the chief executive officer, president, chief financial officer, treasurer, controller or other financial officer of such Loan Party, and solely for purposes of the delivery of the incumbency certificate pursuant to Section 3.01(a)(iv) and Section 5.01(i), the secretary or any assistant secretary of such Loan Party. Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate and/or other action on the part of such Loan Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.17(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a)            the rate of interest provided by Citibank, N.A. from time to time upon written request therefor, as Citibank N.A.’s base rate;

(b)            1/2 of one percent per annum above the Federal Funds Rate; and

(c)            Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.00%;

provided that, notwithstanding anything herein to the contrary, the Base Rate shall at no time be less than 1.00% per annum.

“Base Rate Advance” means an Advance that bears interest at the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.17(a).

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent (acting at the written direction of the Required Lenders) for the applicable Benchmark Replacement Date:

(a)            Daily Simple SOFR; or

(b)            the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent (acting at the written direction of the Required Lenders) and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent (acting at the written direction of the Required Lenders) and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 2.17.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrowing” means a borrowing consisting of simultaneous Advances made by the Lenders.

“Business Day” means any day, other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that, when used in connection with a SOFR Advance, the term “Business Day” shall also exclude any day which is not a U.S. Government Securities Business Day.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III and (z) the CRD IV and any law or regulation which implements CRD IV in any jurisdiction, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events:

(a)            the Borrower ceases to own, legally and beneficially, 100% of the Voting Stock of Httpool Holdings UK Limited;

(b)            Christian Gaston Taratuta ceases to Control, directly or indirectly, Latam Media Holdings, LLC;

(c)            Latam Media Holdings, LLC ceases to Control Aleph Internet Media Services, LLC (“Aleph”);

(d)            Aleph ceases to Control Aleph Group, Inc. (which will be maintained through Control of the board of directors (or similar governing body) of Aleph Group, Inc.);

(e)            Aleph Group, Inc. ceases to Control the Borrower;

(f)            Christian Gaston Taratuta ceases to Control, directly or indirectly, the Borrower (which will be maintained through Control of the board of directors (or similar governing body) of Aleph Group, Inc.);

(g)            the Borrower ceases to Control any Guarantor; or

(h)            prior to the date that Connect Ads becomes a Guarantor in accordance with Section 5.01(i), the Borrower ceases to Control Connect Ads.

“Charge over Shares” means the charge over shares dated April 4, 2020 between the Borrower and the Creditor, as novated pursuant to the Deed of Novation.

“Citigroup” means Citigroup, Inc. and each subsidiary and affiliate thereof (including, without limitation, Citibank, N.A. and each of its branches wherever located).

“Code” means the Internal Revenue Code of 1986 of the United States of America.

“Collateral” means all assets, properties, rights or revenues that, in accordance with the terms of the Security Documents, are intended to be subject to any Lien in favor of the Collateral Agent, acting on behalf of and for the benefit of one or more of the Secured Parties (or any sub-agent or other Person acting for or on behalf of the Secured Parties).

“Collateral Agent” means UMB Bank, N.A. and its permitted successors and assigns.

“Commitment” means the amount set forth opposite each Lender’s name on Schedule I hereto under the caption “Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.08(c). The aggregate amount of the Commitments for all the Lenders, as of the Effective Date, is U.S.$50,000,000.00.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Confidential Information” means written information relating to any Loan Party or any of its Subsidiaries or any of their respective businesses that any Loan Party or any of its Subsidiaries furnishes to the Administrative Agent or any Lender, other than any such information that is or becomes generally available to the public or that is or becomes available to the Administrative Agent or such Lender on a non-confidential basis prior to disclosure by any Loan Party or any of its Subsidiaries; provided that, in the case of information received from any Loan Party or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 8.04(d) and other technical, administrative or operational matters) that the Administrative Agent (acting at the written direction of the Required Lenders) decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent (acting at the written direction of the Required Lenders) decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent (acting at the written direction of the Required Lenders) determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent (acting at the written direction of the Required Lenders) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Connect Ads” means Connect Ads DMCC, a company organized and existing under the laws of Dubai Multi Commodities Centre, Dubai, United Arab Emirates.

“Consolidated” refers to the consolidation of accounts of a Person and its Subsidiaries in accordance with Applicable Accounting Rules.

“Consolidated Debt” means, as of any date of determination, the aggregate principal amount of Debt of the Borrower and its Subsidiaries, determined on a Consolidated basis in accordance with Applicable Accounting Rules.

“Consolidated Debt Service Coverage Ratio” means, as of any calculation date, the ratio of (i) Consolidated EBITDA to (ii) Debt Service, in each case, for the most recently ended period of four consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (i) Consolidated Interest Charges, (ii) provision for taxes based on income (including withholding taxes) according to auditors definition and other taxes, (iii) depreciation expense, (iv) amortization expense, (v) unusual or non-recurring charges, expenses or losses and (vi) other non-cash charges, expenses or losses (excluding any such non-cash charge to the extent it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period), minus, to the extent included in determining Consolidated Net Income for such period, the sum of (i) unusual or non-recurring gains and non-cash income, (ii) any other non-cash income or gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash charge in any prior period), (iii) any gains realized from the disposition of property outside of the ordinary course of business, (iv) interest income, (v) income received or receivable with respect to taxes based on income and (vi) dividend income, all as determined on a Consolidated basis. For the purpose of calculating Consolidated EBITDA for any period, if during such period the Borrower or any Subsidiary shall have consummated an Acquisition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Acquisition occurred on the first day of such period.

“Consolidated Interest Charges” means, for any period, with respect to the Borrower and its Subsidiaries, determined on a Consolidated basis in accordance with Applicable Accounting Rules, the sum of all interest, premium payments, debt discount, fees, charges and related expenses in connection with all Consolidated Debt (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts in respect of interest rates to the extent that such net costs are allocable to such period).

“Consolidated Interest Coverage Ratio” means, as of any calculation date, the ratio of (i) Consolidated EBITDA to (ii) Consolidated Interest Charges, in each case, of the Borrower and its Subsidiaries, determined on a Consolidated basis, for the most recently ended period of four consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a).

“Consolidated Leverage Ratio” means, as of any calculation date, the ratio of (i) Consolidated Debt as of such date to (ii) Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a).

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a Consolidated basis in accordance with Applicable Accounting Rules; provided that there shall be excluded (i) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries and (ii) the affiliate income (or deficit) attributable to any Non-Consolidated Subsidiary as determined in accordance with Applicable Accounting Rules.

“Constituent Documents” means with respect to any Person (i) if such other Person is a corporation, its estatutos or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to such Person’s jurisdiction of organization), (ii) if such other Person is a limited liability company, the certificate of formation or articles of formation or organization and operating agreement, and (iii) if such other Person is a partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable governmental authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such Person.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Creditor” means Httpool Holdings Limited, a private limited company organized and existing under the laws of Cyprus with registration number HE198407 and with registered office at Menandrou 4, Gala Tower 2nd Floor, 1066 Nicosia, Cyprus.

“CRD IV” means (a) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 and (b) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent (acting at the written direction of the Required Lenders) in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent (acting at the written direction of the Required Lenders) decides that any such convention is not administratively feasible, then the Administrative Agent (acting at the written direction of the Required Lenders) may establish another convention.

“Debt” of any Person means, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with Applicable Accounting Rules:

(i)            all indebtedness of such Person for borrowed money;

(ii)           all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business;

(iii)          all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;

(iv)          all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person;

(v)          all obligations of such Person as lessee under leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases;

(vi)         all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit;

(vii)         net obligations of such Person under any Swap Contract;

(viii)        all Debt of others secured by a Lien on any property of such Person, whether or not such Person has assumed or become liable for the payment of such Debt; and

(ix)          all Debt of others guaranteed directly or indirectly in any manner by such Person.

“Debt Service” means, for any period, the sum of (i) all amounts of principal scheduled to be payable by the Borrower and its Subsidiaries during such period on, or with respect to, any Debt and (ii) all amounts payable in respect of Consolidated Interest Charges for such period.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Deed of Novation” means the deed of novation dated December 15, 2020 among the Borrower, the Creditor and AKUMA Ventures Ltd. (“Akuma”) pursuant to which, among other things, Akuma assumed the rights and obligations of the Creditor under the Charge over Shares.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means, subject to Section 2.11(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder (unless such writing relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent (acting at the written direction of the Required Lenders) or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) in respect of which the Administrative Agent has received written notification from the Borrower, that such Lender has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.11(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified in Section 3.01.

“Enforcement Action” has the meaning specified in the Intercreditor Agreement.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment or the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Materials or wastes into the environment, including (without limitation) ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Materials or wastes or the clean-up or other remediation thereof.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Loan Party or any of their respective Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (e) the incurrence by any Loan Party, any of their respective Subsidiaries or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (f) the receipt by any Loan Party, any of their respective Subsidiaries or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by any Loan Party, any of their respective Subsidiaries or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Loan Party, any of their respective Subsidiaries or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party, any of their respective Subsidiaries or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (j) the withdrawal of any Loan Party, any of their respective Subsidiaries or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“Erroneous Payment” has the meaning specified in Section 7.10(a).

“Erroneous Payment Deficiency Assignment” has the meaning specified in Section 7.10(d)(i).

“Erroneous Payment Impacted Class” has the meaning specified in Section 7.10(d)(i).

“Erroneous Payment Return Deficiency” has the meaning specified in Section 7.10(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 7.10(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any U.S. federal withholding Taxes imposed under FATCA, and (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(g).

“Existing Liens” means the Liens created or purported to be created pursuant to the Existing Security Agreement and the Charge over Shares.

“Existing Security Agreement” means the security agreement dated as of November 26, 2019, as amended on November 30, 2020, among Latam Media Holdings LLC, the Borrower and each of the Granting Subsidiaries (as defined therein) in favor of Citibank, N.A. as secured party thereunder, securing the obligations of the Borrower and each other Grantor (as defined therein) under the Uncommitted Line of Credit Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any intergovernmental agreement, treaty, or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Required Lenders.

“Fee Letters” means, collectively, (i) that certain administrative agent fee letter, dated as of October 26, 2021, between the Administrative Agent and the Borrower, (ii) that certain fee letter, dated as of the date of this Agreement, among the Joint Lead Arrangers and Bookrunners and the Borrower and (iii) that certain collateral agent fee letter, dated on or prior to the Effective Date, between the Collateral Agent and the Borrower.

“Floor” means a rate of interest equal to 0%.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means United States generally accepted accounting principles as in effect as of the date of determination thereof.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, whether federal, state, provincial, territorial, local or foreign, including any supra-national bodies, such as the European Union or the European Central Bank, and any public international organizations, such as the World Bank and the IMF.

“Guarantors” means the Subsidiaries of the Borrower listed on the signature pages of the Guaranty dated on or prior to the Effective Date under the caption “Guarantors” and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty joinder agreement in accordance with Section 5.01(i).

“Guaranty” means the guaranty delivered pursuant to Section 3.01(a)(i), as amended, amended and restated, modified or otherwise supplemented from time to time after the date thereof, together with each guaranty joinder agreement delivered pursuant to Section 5.01(i).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Incremental Advance” has the meaning specified in Section 2.18(a).

“Incremental Closing Date” has the meaning specified in Section 2.18(d).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Advance” has the meaning specified in Section 2.01.

“Initial Lenders” has the meaning specified in the introductory paragraph to this Agreement.

“Intercreditor Agreement” means that certain intercreditor agreement, dated on or prior to the Effective Date, among the Borrower, the Guarantors, Citibank, N.A. (in its capacity as authorized representative of the secured parties under the Uncommitted Line of Credit Agreement), the Administrative Agent and the Collateral Agent.

“Interest Payment Date” means (a) as to any Base Rate Advance, the last Business Day of each March, June, September and December and the Maturity Date and (b) as to any SOFR Advance, the last day of each Interest Period therefor and the Maturity Date.

“Interest Period” means, as to any Advance (subject to Section 2.18(c)(ii)), the period commencing on the date of such Advance and ending on the numerically corresponding day in the calendar month that is three months thereafter (in each case, subject to the availability thereof); provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Maturity Date, (iv) no tenor that has been removed from this definition pursuant to Section 2.17(d) shall be available for specification in the Notice of Borrowing and (v) the Borrower may select an Interest Period of less than three months if necessary to ensure that any Advance has an Interest Period that ends on a principal repayment date as set forth in Section 2.05 or Section 2.18(f), as the case may be. For purposes hereof, the date of an Advance initially shall be the date on which such Advance is made and thereafter shall be the effective date of the most recent conversion or continuation of such Advance.

“Internal Revenue Code” means Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

“Investments” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) an Acquisition, (b) a loan, advance or other extension of credit or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Joint Lead Arrangers and Bookrunners” means, collectively, Citibank, N.A., Goldman Sachs Lending Partners LLC, JPMorgan Chase Bank, N.A. and Bank of America, N.A.

“Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 8.08, for so long as such Initial Lender or Person shall be a party to this Agreement.

“Lending Office” means, with respect to each Initial Lender, such office or offices of such Initial Lender as it may from time to time notify the Borrower and the Administrative Agent in writing, which office may include any Affiliate of such Initial Lender, and with respect to any other Lender, the office of such Lender specified as its “Lending Office” in the Assignment and Acceptance pursuant to which such Lender became a Lender, or such other office as such other Lender may from time to time specify in writing to the Administrative Agent.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means, collectively, the following documents:

(a)        this Agreement;

(b)        the Guaranty;

(c)        the Security Documents;

(d)        the Fee Letters; and

(e)        each other document, agreement or instrument which the Borrower and the Administrative Agent (acting at the written direction of the Required Lenders) agree to designate as a “Loan Document”, in each case as amended from time to time.

“Loan Parties” means, collectively, the Borrower and each Guarantor, and each individually is referred to as a “Loan Party”.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or the Loan Parties and their Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or the Loan Parties and their Subsidiaries taken as a whole, (b)  the ability of any Loan Party to consummate the transactions contemplated hereby to occur on the date of the disbursement of any Advance hereunder, (c) the rights and remedies of the Administrative Agent or any Lender under any Loan Document, (d) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or (e) the legality, validity or enforceability of the Security Interests provided under the Security Documents.

“Material Debt” means Debt (other than the Advances), (including obligations in respect of one or more Swap Contracts), of any of the Loan Parties or any of their respective Subsidiaries in an aggregate principal amount of not less than U.S.$500,000.00 (or its equivalent in other currencies). For purposes of determining Material Debt, the “principal amount” of the obligations of such Loan Party or Subsidiary in respect of any Swap Contract at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party or such Subsidiary would be required to pay if such Swap Contract were terminated at such time.

“Maturity Date” means the date falling thirty-six months after the date of this Agreement.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Loan Party, any of their respective Subsidiaries or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Cash Proceeds” means, with respect to any Asset Sale by any Loan Party or any of their respective Subsidiaries, the excess, if any, of (a) cash proceeds received in connection with such transaction (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when received), including insurance proceeds (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) and awards of compensation received with respect to the destruction or condemnation of all or part of such property over (b) the sum of (i) the principal amount of any Debt that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Debt under the Loan Documents), (ii) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction and (iii) taxes paid or payable as a result of such Asset Sale (after taking into account any available tax credit or deductions and any tax sharing arrangements, as determined by the management of the Borrower acting in good faith); provided that, if the amount of any estimated taxes pursuant to subclause (iii) above exceeds the amount of taxes actually required to be paid in cash in respect of such Asset Sale, the aggregate amount of such excess shall constitute Net Cash Proceeds.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.15).

“Participant” has the meaning specified in Section 8.08(d).

“Participant Register” has the meaning specified in Section 8.08(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“Payment Recipient” has the meaning specified in Section 7.10(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(c) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; and (e) Liens securing net obligations of the Borrower or any of its Subsidiaries under any Swap Contract.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof, or any other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by any Loan Party, any of their respective Subsidiaries or any ERISA Affiliate, and (iii) in respect of which any Loan Party, any of their respective Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning specified in Section 8.02(c)(i).

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Process Agent” has the meaning specified in Section 8.11(b).

“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.

“Register” has the meaning specified in Section 8.08(c).

“Regulation D” means Regulation D of the Board of Governors of the U.S. Federal Reserve System, as in effect from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” means at any time Lenders owed at least a majority in interest of the then aggregate unpaid principal amount of the Advances owing to the Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Commitments. The aggregate unpaid principal amount of Advances owing to any Defaulting Lender (in its capacity as a Lender) shall be disregarded in determining Required Lenders at any time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Risk Transfer” has the meaning specified in Section 8.08(e).

“Sanctioned Jurisdiction” means, at any time, a country or territory that is, or whose government is, the subject of Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list maintained by any Sanctions Authority, (b) any Person located, organized, or resident in a Sanctioned Jurisdiction, or (c) any other subject of Sanctions, including, without limitation, any Person controlled or 50 percent or more owned in the aggregate, directly or indirectly, by, or acting on behalf of, or at the direction of, any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic, trade, or financial sanctions, requirements, or embargoes imposed, administered, or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means the United States (including, without limitation, OFAC and the U.S. Department of State), the United Kingdom (including, without limitation, Her Majesty’s Treasury), the European Union and any EU member state, the United Nations Security Council, and any other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means, collectively, (i) any payment, performance or other obligation of any Loan Party of any kind under any Loan Document, including any liability of the Borrower on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding relating to any Debtor Relief Laws, including the obligations of each Loan Party to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and all other amounts payable by each Loan Party under any Loan Document and to pay, discharge and satisfy the Erroneous Payment Subrogation Rights, (ii) any and all sums advanced by any Secured Party in order to preserve the Collateral or to preserve the Security Interests; and (iii) in the event of an Event of Default, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by any Secured Party of its rights under the Loan Documents, together with reasonable attorneys’ fees and court costs.

“Secured Party” means, collectively, the Agents and the Lenders.

“Security Agreement” means the Amended and Restated Security Agreement, dated on or prior to the Effective Date, amending and restating the Existing Security Agreement, among, inter alios, the Borrower, the other Grantors (as defined therein) party thereto, Citibank, N.A. and the Collateral Agent, as amended, modified, supplemented, replaced or restated from time to time.

“Security Documents” means, collectively, the following documents:

(a)        the Security Agreement;

(b)        each Supplemental Security Agreement;

(c)        the Intercreditor Agreement;

(d)        all filings, recordings or registrations required to be filed or made in respect of the Security Agreement or any Supplemental Security Agreement; and

(e)        each other deed, document, agreement or instrument which creates or purports to create a Lien in favor of the Collateral Agent or any other Secured Party to secure the Secured Obligations.

“Security Interest” means the Liens on the Collateral or any other collateral purported to be granted under the Security Documents to the Collateral Agent, acting on behalf of and for the benefit of one or more of the Secured Parties (or any sub agent or other Person acting for or on behalf of the Secured Parties).

“Share Purchase Agreement” means the share purchase agreement dated September 29, 2021, among Aleph Internet Media Services, LLC, A15 Holding Netherlands B.V., IMS Internet Media Services, Inc., Httpool Holdings UK Limited, Connect Ads DMCC and Aleph Group Inc., relating to the acquisition of Connect Ads.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the Term SOFR Reference Rate selected by the Lenders in their reasonable discretion).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Advance” means an Advance that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“SOFR Borrowing” means, as to any Borrowing, the SOFR Advances comprising such Borrowing.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate, or other business entity of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors or other governing body of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate, or other business entity is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Supplemental Security Agreement” has the meaning specified in Section 5.01(i).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including, without limitation, backup withholding and value-added tax), assessments, fees or other charges imposed by any Governmental Authority, irrespective of the manner in which they are collected or assessed, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means,

(a)            for any calculation with respect to a SOFR Advance, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and

(b)            for any calculation with respect to a Base Rate Advance on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

“Term SOFR Adjustment” means, for any calculation with respect to a Base Rate Advance or a SOFR Advance, a percentage per annum as set forth below for the applicable Advance:

Base Rate Advance: 0.11448%

SOFR Advance: 0.26161%

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lenders in their reasonable discretion.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means the earlier of (i) the date falling ten (10) Business Days after the date of this Agreement and (ii) the date of termination of the Commitments pursuant to Section 6.01.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uncommitted Line of Credit Agreement” means the uncommitted line of credit agreement dated as of October 28, 2019, as amended and restated on November 19, 2020 and November 19, 2021 (as amended, amended and restated or otherwise modified from time to time) between the Borrower and Citibank, N.A.

“United States” or “U.S.” means the United States of America.

“U.S. Dollars”, “U.S. $” and “$” mean the lawful currency of the United States.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withholding Agent” means the Administrative Agent and the Borrower.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Computation of Time Periods. In this Agreement and the other Loan Documents, unless otherwise specified herein or in such other Loan Document, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) (“Applicable Accounting Rules”); provided that (a) if there is any change in Applicable Accounting Rules from such principles applied in the preparation of the financial statements referred to in Section 4.01(e), that is material in respect of the calculation of compliance with the covenants set forth in Section 5.03, the Borrower shall give prompt written notice of such change to the Administrative Agent and the Lenders; and (b) if the Borrower notifies the Administrative Agent in writing that the Borrower requests an amendment of any provision hereof to eliminate the effect of any change in Applicable Accounting Rules (or the application thereof) (or if the Administrative Agent (acting at the written direction of the Required Lenders) or the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in Applicable Accounting Rules (or the application thereof), then such provision shall be applied on the basis of Applicable Accounting Rules as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith.

SECTION 1.04. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, novated or otherwise modified (subject to any restrictions on such amendments, supplements, novations or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.05. Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II and V) or any of the other Loan Documents to be in U.S. Dollars shall also include the equivalent of such amount in any currency other than U.S. Dollars, such equivalent amount to be determined at the rate obtained by the Administrative Agent for the Business Day immediately preceding any date of determination thereof. The Administrative Agent may rely conclusively on such rate and the determination thereof, shall not be liable in any way whatsoever for losses arising out of, in connection with, or related to such rate or the determination thereof, and shall have no obligation or responsibility with respect to the conversion of any such amounts beyond providing such rate.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Initial Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (each an “Initial Advance”) to the Borrower on any Business Day during the period from the Effective Date until the Termination Date in an amount not to exceed its Commitment. The Borrowing shall consist of Initial Advances made simultaneously by the Lenders ratably according to their Commitments. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. The Initial Advances made under this Section 2.01 shall be SOFR Advances.

SECTION 2.02. Making the Advances. (a)  Any SOFR Borrowing shall be made in accordance with the Borrower’s irrevocable instruction to the Administrative Agent, substantially in the form of Exhibit A, appropriately completed and signed by an Authorized Officer of the Borrower (the “Notice of Borrowing”). The Notice of Borrowing must be received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing. The Administrative Agent shall give to each Lender prompt notice of the details thereof by electronic communication. The Notice of Borrowing shall include an irrevocable instruction to the Administrative Agent to transfer on behalf of the Borrower, the proceeds of the SOFR Borrowing to an account designated by the Borrower in accordance with such Notice of Borrowing. If any fees, costs and expenses of any Agent, the Joint Lead Arrangers and Bookrunners and/or the Lenders (including the accrued fees and expenses of counsel to any Agent, the Joint Lead Arrangers and Bookrunners and the Lenders) are to be paid by the Borrower on the date of any such borrowing, the Administrative Agent shall have also received irrevocable instructions from the Borrower to transfer on behalf of the Borrower amounts payable for the payment of any fees, costs, or expenses pursuant to a funds flow memorandum, which shall (i) be dated on or about the date of the Notice of Borrowing, (ii) be executed by an Authorized Officer of the Borrower, (iii) be addressed by the Borrower to the Administrative Agent and (iv) specify and include the location and number of the accounts to which funds are to be disbursed and all other information requested by the Administrative Agent. The Notice of Borrowing shall be delivered to the Administrative Agent by e-mail in portable document format (.pdf). Upon satisfaction of the applicable conditions set forth in Article III and, if applicable, Section 2.18, as determined by the Lenders and confirmed in writing to the Administrative Agent (or waiver thereof by the Lenders (as notified to the Administrative Agent in writing) in accordance with this Agreement), each Lender shall make the amount of each Advance to be made by it hereunder available to the Administrative Agent in immediately available funds at the Administrative Agent’s Account not later than 11:00 a.m. (New York City time) on the proposed date thereof. The Administrative Agent is hereby authorized and directed to (and shall incur no liability in so doing) and shall make all such funds so received available to the Borrower in like funds, by wire transfer of such funds in accordance with the Notice of Borrowing. Any Lender may make Advances through its Affiliates.

(b)            The Notice of Borrowing shall be irrevocable and binding on the Borrower. The Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the Notice of Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(c)            The obligations of the Lenders hereunder to make Advances are several but not joint. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Fees. The Borrower agrees to pay to each Agent for its own account and to the account of each Lender, as the case may be, the fees as set forth in the Fee Letters.

SECTION 2.04. Cancellation of the Commitments. Any unutilized portion of each Lender’s Commitment shall be automatically and permanently terminated on the Termination Date.

SECTION 2.05. Repayment. Subject to and in accordance with Section 2.13 and Section 2.18(f), the Borrower shall repay to the Administrative Agent’s Account, for the ratable account of the Lenders, the aggregate principal amount of the Advances on the following dates in the amounts indicated below (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.08); provided, however, that the Borrower shall in any case repay to the Lenders on the Maturity Date an amount sufficient to repay the outstanding principal amount of the Advances then outstanding:

Principal Repayment Date	Installment No.	Principal Amount of Advances (US$)
February 7, 2023	1	5,555,555.56
May 7, 2023	2	5,555,555.56
August 7, 2023	3	5,555,555.56
November 7, 2023	4	5,555,555.56
February 7, 2024	5	5,555,555.56
May 7, 2024	6	5,555,555.56
August 7, 2024	7	5,555,555.56
November 7, 2024	8	5,555,555.56
February 7, 2025	9	5,555,555.52
Total		50,000,000.00

SECTION 2.06. Interest.

(a)            Interest Rates. Subject to Section 2.06(b), (i) each SOFR Advance shall bear interest at a rate per annum equal to Adjusted Term SOFR for the Interest Period therefor plus the Applicable Margin and (ii) each Base Rate Advance shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)            Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent (acting at the written direction of the Required Lenders) shall require the Borrower to pay interest (“Default Interest”) on (i) the unpaid principal amount of the Advances owing to each Lender, payable in arrears on the dates referred to in clause (a) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under this Agreement or any other Loan Document that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on the Advances pursuant to clause (a) above; provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent (acting at the written direction of the Required Lenders).

(c)            Payment Dates. Accrued interest on each Advance shall be payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Advance (other than a prepayment of a Base Rate Advance prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Advance prior to the end of the Interest Period therefor, accrued interest on such Advance shall be payable on the effective date of such conversion.

(d)            Interest Computation. All interest hereunder shall be computed on the basis of a year of 360 days (or in the case of interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate, such interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year)), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Advance shall be computed on a daily basis based upon the outstanding principal amount of such Advance as of the applicable date of determination. The applicable Base Rate or Adjusted Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(e)            Term SOFR Conforming Changes. In connection with the use, adoption, implementation or administration of Term SOFR, the Administrative Agent (acting at the written direction of the Required Lenders) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent (acting at the written direction of the Required Lenders) will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the adoption, implementation, use or administration of Term SOFR.

SECTION 2.07. Interest Rate Determination. Subject to Section 2.17, if, on or prior to the first day of any Interest Period for any SOFR Advance:

(i)            the Required Lenders notify the Administrative Agent in writing that, and/or the Administrative Agent determines (which determination shall be conclusive and binding on the Borrower) that, Adjusted Term SOFR cannot be determined pursuant to the definition thereof; or

(ii)           the Required Lenders notify the Administrative Agent in writing that, and/or the Administrative Agent (acting at the written direction of the Required Lenders) determines (which determination shall be conclusive and binding on the Borrower) that for any reason in connection with any request for a SOFR Advance or a continuation thereof that, Adjusted Term SOFR for any Interest Period with respect to a SOFR Advance does not adequately and fairly reflect the cost to such Lenders of funding such Advances, the Administrative Agent (acting at the written direction of the Required Lenders) will promptly so notify the Borrower and the Lenders. Thereafter, the obligation of the Lenders to make or maintain SOFR Advances shall be suspended until the Lenders revoke such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Advances (to the extent of the affected SOFR Advances or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Advances in the amount specified therein and (ii) any outstanding affected SOFR Advances will be deemed to have been converted into Base Rate Advances at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 8.04(d). Subject to Section 2.17, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Advances shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent (acting at the written direction of the Required Lenders) revokes such determination.

SECTION 2.08. Prepayments. (a) Optional. The Borrower may, upon at least five Business Days’ prior written and irrevocable notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of at least U.S.$5,000,000.00 or an integral multiple of U.S.$1,000,000.00 in excess thereof, (y) each prepayment of the Advances shall be applied in inverse order of maturity ratably to the remaining scheduled installments of principal and (z) the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(d).

(b)            Mandatory. The Borrower shall, within five Business Days of the receipt by any Loan Party or any of its Subsidiaries of any Net Cash Proceeds, prepay the outstanding principal amount of the Advances in an aggregate amount equal to 100% of such Net Cash Proceeds; provided, that (x) with respect to such Net Cash Proceeds, at the election of the Borrower (as notified by the Borrower in writing to the Administrative Agent on or prior to the date of such Asset Sale), and so long as no Default shall have occurred and be continuing, the Borrower or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets so long as within 180 days after the receipt of such Net Cash Proceeds, such purchase shall have been consummated (as certified by the Borrower in writing to the Administrative Agent and each Lender); and (y) any Net Cash Proceeds not subject to such definitive agreement or so reinvested shall be applied to the prepayment of the Advances as set forth in this Section 2.08(b); provided, however, that (A) the Borrower shall deliver irrevocable written notice to the Administrative Agent of any such prepayment at least five (5) Business Days prior to any such prepayment; (B) each prepayment of the Advances made in accordance with this Section 2.08(b)(i) shall be applied in inverse order of maturity ratably to the remaining scheduled installments of principal, in each case as set forth in such irrevocable written notice of delivered by the Borrower to the Administrative Agent in accordance with this Section 2.08(b) and (C) the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(d).

SECTION 2.09. Increased Costs and Increased Capital. (a) Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) or (c) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal commitments, letters of credit or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Advance or of maintaining its obligation to make any such Advance, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount), then the Borrower will from time to time, upon request by such Lender or other Recipient (with a copy to the Administrative Agent), pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)            Capital Adequacy. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, or the Commitments of such Lender or the Advances made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then the Borrower will from time to time, upon request by such Lender, pay such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the basis for calculating such additional amounts necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive and binding for all purposes, absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.10. Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then such Lender receiving such greater proportion shall (a) notify the Administrative Agent in writing of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them; provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

SECTION 2.11. Defaulting Lenders.

(a)            Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”.

(ii)           Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 8.06 shall be applied as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; third, to be held in a Deposit Account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advance in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advance of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)            Defaulting Lender Cure. If the Borrower and the Administrative Agent (acting at the written direction of the Required Lenders) agree in writing that a Lender is no longer a Defaulting Lender, the Borrower will instruct the Administrative Agent, and the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions necessary to cause the Advances to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender determines that a Change in Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Lending Office to perform its obligations hereunder to make Advances or to fund or maintain Advances hereunder whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, then such Lender shall promptly notify the Borrower and the Administrative Agent in writing thereof, following which (a) until such Lender notifies the Borrower and the Administrative Agent in writing that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make the Advances shall be suspended and (b) if such Lender shall so request in such notice or if such Change in Law or such restrictions shall so mandate, the Borrower shall immediately prepay in full the then outstanding principal amount of the Advances disbursed by such Lender, together with accrued interest thereon and all other amounts payable by the Borrower under this Agreement to such Lender, on or before such date as shall be mandated by such Change in Law or such restrictions. If it is lawful for any Lender to maintain its Advances through the last day of the Interest Period then applicable to such Advances, such prepayment to such Lender shall be due on such last day. Notwithstanding the foregoing, in the event that any Lender has notified the Borrower and Administrative Agent in writing that it is not unlawful for such Lender to maintain Advances accruing interest at a rate determined by reference to the Base Rate, (i) each SOFR Advance held by such Lender will automatically, upon such election, convert into a Base Rate Advance and (ii) the obligation of such Lender to make or maintain SOFR Advances shall be suspended, in each case until such Lender shall notify the Borrower and the Administrative Agent in writing that such Lender has determined that the circumstances causing such suspension no longer exist.

SECTION 2.13. Payments and Computations; Administrative Agent’s Clawback. (a) The Borrower shall make each payment or amount due under this Agreement and the other Loan Documents, without giving effect to any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due by wire transfer in freely transferable lawful money of the United States to the Administrative Agent at the Administrative Agent’s Account in same day funds. All amounts received by the Administrative Agent after such time on any date shall be deemed to have been received on the next succeeding Business Day and any applicable interest or fees shall continue to accrue. The Administrative Agent is hereby authorized and directed to (and shall incur no liability in so doing) and shall, solely to the extent funds are received from the Borrower as provided herein, promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.09, 2.14 or 8.04(d)) to the Lenders for the account of their respective Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acknowledgement of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.08(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent is hereby authorized and directed to (and shall incur no liability in so doing) and shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves. Notwithstanding anything to the contrary herein or in any other Loan Document, all payments hereunder or under any other Loan Document shall be made in U.S. Dollars.

(b)            The Borrower hereby authorizes each Lender, the Administrative Agent and each of their respective Affiliates, if and to the extent payment owed to such Lender or the Administrative Agent is not made when due hereunder, to charge from time to time against any or all of the Borrower’s accounts with such Lender or the Administrative Agent or such Affiliate thereof any amount so due.

(c)            Whenever any payment or amount due under this Agreement or any other Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of an Advance to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(d)            Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may (but shall not be obligated to) assume that such Lender has made such share available to the Administrative Agent on such date in accordance with Section 2.02 and may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Advance included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(e)            Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may (but shall not be obligated to) assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.14. Taxes. (a) Defined Terms. For purposes of this Section 2.14, the term “applicable law” or “Applicable Law” includes FATCA.

(b)            Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder and under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)            Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)            Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any such Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.08(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)            Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.14, the Borrower shall, if requested by the Administrative Agent, deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment.

(g)            Status of Lender.

(i)            If any Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document it shall reasonably promptly upon reasonable written  request of the Borrower or the Administrative Agent (but only if such Lender is lawfully able to do so) deliver to the Borrower and the Administrative Agent such forms, documents or other certifications, appropriately completed and executed, as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall reasonably promptly deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (A), (B) and (D) of Section 2.14(g)(ii)) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)            any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed copies of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)            Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of any Agent, any transfer or assignment of rights or obligations by, or the replacement of, any Lender, the termination of the Commitments, the termination of this Agreement or any other Loan Document, and/or the repayment, satisfaction or discharge of the Secured Obligations.

SECTION 2.15. Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.09, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender (or after request by the Borrower, subject to such Lender’s consent), such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.09 or 2.14, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            Replacement of Lenders. If any Lender requests compensation under Section 2.09, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 2.15(a), or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort and so long as no Default is continuing, upon written notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.08, all of its interests, rights (other than its existing rights to payments pursuant to Section 2.09 or Section 2.14) and obligations under this Agreement and the other Loan Documents to another Person that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)            the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 8.08(a);

(ii)            such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.04(d) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)            in the case of any such assignment resulting from a claim for compensation under Section 2.09 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)            such assignment does not conflict with Applicable Law;

No Lender shall be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.16. Use of Proceeds. The proceeds of the Initial Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely to finance the Acquisition of Connect Ads and its Subsidiaries in accordance with the Share Purchase Agreement and for general corporate purposes; it being understood that none of the proceeds from the Initial Advances shall be available for the purposes of making any dividend payment or other distribution of assets, properties, cash rights, obligations or securities on account of any shares of any class of capital stock of the Borrower, or purchase, redeem or otherwise acquire for value (or permit any of its Subsidiaries to do so) any shares of any class of capital stock of the Borrower.

SECTION 2.17. Benchmark Replacement Setting.

(a)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided by the Administrative Agent (acting at the written direction of the Required Lenders) to the Lenders and the Borrower in accordance with clause (c) of this Section 2.17, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(b)            Benchmark Replacement Conforming Changes. In connection with the use, adoption, administration, or implementation of a Benchmark Replacement, the Administrative Agent (acting at the written direction of the Required Lenders) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)            Notices; Standards for Decisions and Determinations. The Administrative Agent (acting at the written direction of the Required Lenders) will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and/or Benchmark Replacement Date, (ii) the effectiveness of any Conforming Changes in connection with the use, adoption, administration, or implementation of a Benchmark Replacement, (iii) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (iv) the commencement of any Benchmark Unavailability Period. For the avoidance of doubt, any notice required to be delivered by the Administrative Agent (acting at the written direction of the Required Lenders) as set forth in this Section titled “Benchmark Replacement Setting” may be provided, at the option of the Required Lenders as set forth in the applicable written directions to the Administrative Agent, in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Benchmark Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.17, including, without limitation, any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection (i) in the case of any determination, decision or election by the Administrative Agent pursuant to this Section 2.17, shall be made solely at the written direction of the Required Lenders, and/or (ii) in the case of any determination, decision or election by any Lender (or group of Lenders) pursuant to this Section 2.17 may be made in its or their sole discretion, and, in each case, will be conclusive and binding absent manifest error and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.17.

(d)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent (acting at the written direction of the Required Lenders) or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will no longer be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent (acting at the written direction of the Required Lenders) shall modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to a public announcement that it is not or will no longer be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent (acting at the written direction of the Required Lenders) shall modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)            Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for SOFR Advances, conversion to or continuation of SOFR Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to a Base Rate Advance. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

(f)            Monitoring Rates and Benchmarks. Notwithstanding anything herein or in any other Loan Document to the contrary, the Administrative Agent shall not be under any obligation (i) to monitor, determine or verify the unavailability or cessation of the Base Rate, the Term SOFR Reference Rate, SOFR, Adjusted Term SOFR or Term SOFR (or any other Benchmark), or whether or when there has occurred, or to give notice of any kind to any other transaction party of, the occurrence of, any Benchmark Transition Event, (ii) to select, determine or designate any Benchmark Replacement or Benchmark Replacement Conforming Changes, or any other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied.

(g)            Disclaimer. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (i) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, SOFR, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative or successor thereto or replacement rate thereof (including, without limitation, any Benchmark Replacement implemented hereunder), (ii) whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement implemented hereunder) is or will be similar to, or produce the same value as, or economic equivalence to, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, SOFR, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, (iii) the effect, implementation or composition of any Conforming Changes and/or any of the foregoing provisions of this Section 2.17, or (iv) any actions or use of its discretion or decisions or determinations made with respect to any matters covered by this Section 2.17, including, without limitation, whether or not a Benchmark Transition Event has occurred, the removal or lack thereof of unavailable or non-representative tenors, the implementation or lack thereof of any Conforming Changes, the delivery or non-delivery of any notices required by clause (iv) above or otherwise in accordance herewith. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent shall select information sources or services solely at the written direction of the Required Lenders to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR, SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. The Administrative Agent shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of the Base Rate, the Term SOFR Reference Rate, Term SOFR, SOFR, Adjusted Term SOFR or any other Benchmark and/or absence of a designated replacement Benchmark, including, without limitation, as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including, without limitation, the Borrower or the Lenders (or group of Lenders), in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and required for the performance of such duties.

(h)            Duties; Obligations. The Administrative Agent shall not be bound to follow or agree to any amendment or supplement to this Agreement (including any Conforming Changes) that would increase or materially change or affect the duties, obligations or liabilities of the Administrative Agent (including the opposition or expansion of any discretionary authority), or reduce, eliminate, limit or otherwise change any right, privilege or protection of the Administrative Agent, or would otherwise affect the Administrative Agent, in each case in its sole judgment, without the Administrative Agent’s express written consent to be given or withheld in its sole discretion.

SECTION 2.18. Incremental Advances.

(a)            Request for Incremental Advances. Provided there exists no Default, upon written notice to the Administrative Agent and each Lender, the Borrower may, on one occasion, on or prior to the date falling two (2) months after the date of the Borrowing of the Initial Advances, request incremental Advances (each, an “Incremental Advance” and together the “Incremental Advances”); provided that the aggregate principal amount of the Incremental Advances shall be in an amount equal to U.S.$20,000,000.00. No Lender shall be required to provide any Incremental Advance except in its sole and absolute discretion and this Section 2.18 shall not constitute a commitment by any Lender to provide or make available any Incremental Advance.

(b)            Lender Elections to Make Incremental Advances. Each Lender shall, no later than 5:00 p.m. (New York City time) on the date falling fifteen (15) Business Days after the date of receipt of such written notice from the Borrower in accordance with Section 2.18(a), notify the Borrower and the Administrative Agent in writing whether or not it agrees to make an Incremental Advance; provided that the amount of such Incremental Advance of such Lender shall be equal to its Applicable Percentage of the aggregate principal amount of the Incremental Advances to be made by all Lenders; provided further that in the event that any Lender (i) notifies the Borrower and the Administrative Agent in writing that it does not agree to make an Incremental Advance in an amount equal to its Applicable Percentage of the aggregate principal amount of the Incremental Advances or (ii) fails to provide any written notice to the Borrower and the Administrative Agent within the time period referred to above, then no Lender shall make an Incremental Advance and any written notice delivered by any Lender to the Borrower and the Administrative Agent agreeing to make an Incremental Advance in accordance with this Section 2.18(b) shall be automatically withdrawn and cancelled and be of no further force and effect and no Incremental Advance shall be made hereunder by any Lender. In the event that each Lender notifies the Borrower and the Administrative Agent in writing that it agrees to make an Incremental Advance, the making of such Incremental Advance shall be subject to Section 2.02.

(c)            Terms of Incremental Advances.

(i)            Incremental Advances constitute Advances hereunder and shall be subject to the same term and conditions as the Initial Advances and shall rank pari passu with the Initial Advances, in each case, in right of payment and security, except that interest will accrue on the Incremental Advances as from the Incremental Closing Date.

(ii)            The Incremental Advances made under this Section 2.18 shall be SOFR Advances. On the date of the making of any Incremental Advances, such Incremental Advances shall be added to, and constitute part of, and have the same Interest Period as the Borrowing of the Initial Advances; it being acknowledged that the application of this clause may result in new Incremental Advances having Interest Periods (the duration of which may be less than one month) that begin during an Interest Period then applicable to outstanding Initial Advances and which end on the last day of such Interest Period.

(iii)            The proceeds of the Incremental Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for the refinancing of any existing Debt and/or for working capital purposes.

(d)            Conditions to Effectiveness. The Borrowing of the Incremental Advances shall be subject to the satisfaction on the date thereof (the “Incremental Closing Date”) of each of the following conditions:

(i)            (A) the Administrative Agent and each Lender shall have received, in form and substance satisfactory to the Lenders, a written notice from the Borrower requesting the Incremental Advances in accordance with Section 2.18(a) and (B) each Lender shall have notified the Borrower and the Administrative Agent in writing that it agrees to make an Incremental Advance requested in accordance with Section 2.18(b);

(ii)            the Administrative Agent shall have received, in form and substance satisfactory to the Lenders, copies of the resolutions of the board of directors of the Borrower and each Guarantor approving the transactions contemplated in this Section 2.18, including the Borrowing of the Incremental Advances;

(iii)            the Administrative Agent shall have received, in form and substance satisfactory to the Lenders, a certificate signed by an Authorized Officer of the Borrower, dated on or about the Incremental Closing Date, certifying that (x) before and after giving effect to the Borrowing of the Incremental Advances, the representations and warranties set forth in this Agreement and the other Loan Documents are true and correct on and as of the Incremental Closing Date except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, (y) the Borrower is, on the Incremental Closing Date, in compliance with all the terms and provisions set forth in this Agreement and the other Loan Documents and (z) on the Incremental Closing Date, no Default or Event of Default has occurred and is continuing or will result from the Borrowing of the Incremental Advances;

(iv)            the Administrative Agent shall have received evidence, in form and substance satisfactory to the Lenders, (x) that the consummation of the Acquisition of 100% of the Equity Interests of Connect Ads shall have occurred and (y) of the compliance by the Borrower (including the satisfaction of any applicable conditions therein) with each of the covenants set forth in paragraphs (i) through (vi) of Section 5.01(i) with respect to such Acquisition of Connect Ads;

(v)            the Administrative Agent shall have received a Compliance Certificate, in form and substance satisfactory to the Lenders, demonstrating that the Borrower is in compliance with each of the financial covenants set forth in Section 5.03, on a pro forma basis, after giving effect to the Borrowing of the Incremental Advances;

(vi)            the Incremental Closing Date shall have occurred on or prior to the date falling ten (10) Business Days after the expiry of the fifteen (15) Business Day period referred to in Section 2.18(b); and

(vii)            the Borrower shall have paid all accrued or incurred fees, costs and expenses of each Agent, the Joint Lead Arrangers and Bookrunners and the Lenders (including (x) the payment to the Administrative Agent, for the ratable account of each Lender, of an incremental upfront fee in an amount equal to 1.00%, calculated by reference to the Applicable Percentage of the aggregate principal amount of the Incremental Advances made by all of the Lenders and as notified to the Administrative Agent and the Borrower in writing by each Lender) and (y) the accrued fees and expenses of counsel to each Agent, the Joint Lead Arrangers and Bookrunners and the Lenders); it being understood that such fees, costs and expenses may be paid from the proceeds of the Borrowing of any Incremental Advance on the Incremental Closing Date following receipt of such proceeds by the Borrower in accordance with Section 2.02(a) (including, if applicable, as specified in the funds flow memorandum in accordance with Section 2.02(a)).

The Borrowing of the Incremental Advances shall also be subject to Section 3.02, including, without limitation, the satisfaction of each of the conditions precedent set forth therein.

(e)            Making of the Incremental Advances. On the Incremental Closing Date, upon fulfillment of the conditions set forth in this Section 2.18 to the satisfaction of each Lender, each Lender shall make an Incremental Advance to the Borrower in an amount determined by such Lender in accordance with Section 2.18(b) and the Administrative Agent shall record in the Register maintained by the Administrative Agent pursuant to Section 8.08(c) the relevant information with respect to each Incremental Advance made by each Lender.

(f)            Revised Amortization Schedule. Upon the making of the Incremental Advances to the Borrower on the Incremental Closing Date, subject to and in accordance with this Section 2.18, the repayment schedule set forth in Section 2.05 shall be replaced in its entirety with the following repayment schedule, such that, upon the making of the Incremental Advances, the Borrower shall repay to the Administrative Agent’s Account, for the ratable account of the Lenders, the aggregate principal amount of the Advances on the following dates in the amounts indicated below (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.08); provided, however, that the Borrower shall in any case repay to the Lenders on the Maturity Date an amount sufficient to repay the outstanding principal amount of the Advances then outstanding:

Principal Repayment Date	Installment No.	Principal Amount of Advances (US$)
February 7, 2023	1	7,777,777.78
May 7, 2023	2	7,777,777.78
August 7, 2023	3	7,777,777.78
November 7, 2023	4	7,777,777.78
February 7, 2024	5	7,777,777.78
May 7, 2024	6	7,777,777.78
August 7, 2024	7	7,777,777.78
November 7, 2024	8	7,777,777.78
February 7, 2025	9	7,777,777.76
Total		70,000,000.00

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a)            The Administrative Agent shall have received the following, in form and substance satisfactory to the Lenders:

(i)            this Agreement and each other Loan Document, duly executed by each of the parties hereto or thereto, as applicable;

(ii)            copies of the (A) resolutions of the board of directors of each Loan Party approving each Loan Document to which it is a party and the transactions contemplated herein and therein, (B) the Constituent Documents of each Loan Party as in effect on the date the resolutions specified in clause (A) were adopted and (C) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to each Loan Document, and a certificate of an Authorized Officer of each Loan Party certifying the absence of any change or amendment to the Constituent Documents of such Loan Party since the date the resolutions specified in clause (A) were adopted;

(iii)            a good standing certificate (or equivalent certificate of existence if a foreign jurisdiction) for the Borrower issued on or about the date hereof by the Secretary of State of Florida, and each jurisdiction where the conduct of the Borrower’s business activities necessitates qualification and in which the failure to be so qualified would have a material adverse effect on the business, assets, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

(iv)            a certificate of an Authorized Officer of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to become a party and the other documents to be delivered hereunder and thereunder, in substantially the form of Exhibit C hereto;

(v)            a certificate signed by an Authorized Officer of the Borrower, dated on or about the Effective Date, certifying that (i) the representations and warranties set forth in this Agreement and the other Loan Documents are true and correct on and as of such date, (ii) the Borrower is on such date in compliance with all the terms and provisions set forth in this Agreement and the other Loan Documents and (iii) on such date no Default or Event of Default has occurred and is continuing or will result from the Agreement and other Loan Documents becoming effective in accordance with their terms;

(vi)            a letter from the Process Agent indicating its acceptance of the appointment by the Borrower pursuant to Section 8.11(b);

(vii)            an opinion of (i) Cleary, Gottlieb, Steen & Hamilton LLP, New York counsel for the Loan Parties, (ii) Cleary, Gottlieb, Steen & Hamilton LLP, English counsel for the Loan Parties and (iii) Davis Polk & Wardwell LLP, New York counsel for the Lenders, in each case, addressed to each Agent and the Lenders and satisfactory in form and substance to the Lenders; and

(viii)            a copy of (A) (i) the consolidated annual audit report for the fiscal year 2020 for Aleph Group Inc. and its Subsidiaries, containing Consolidated balance sheets of Aleph Group Inc. and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of Aleph Group Inc. and its Subsidiaries for such fiscal year, in each case accompanied by an unqualified opinion of Aleph Group Inc.’s independent public accountants (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) and (ii) the Consolidated balance sheets of Aleph Group Inc. and its Subsidiaries as of the end of September 30, 2021, and Consolidated statements of income and cash flows of Aleph Group Inc. and its Subsidiaries for the period commencing at the end of 2020 and ending with the end of September 30, 2021 and (B) (i) a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an unqualified opinion of the Borrower’s independent public accountants (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) and (ii) the Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of September 30, 2021, and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of 2020 and ending with the end of September 30, 2021.

(b)            All documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, requested (at least five (5) Business Days prior to the Effective Date) by any Agent or by any Lender on its own behalf or through the Administrative Agent shall have been received by such Agent and the requesting Lender. At least three Business Days prior to the Effective Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to each Agent and the Lenders a Beneficial Ownership Certification in relation to such Loan Party.

(c)            There shall have occurred no Material Adverse Change or any material adverse change with respect to the loan syndication market generally since December 31, 2020.

(d)            There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any other Loan Party or any of its Subsidiaries pending or threatened before any Governmental Authority or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated hereby or thereby.

(e)            All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby (including, without limitation, exchange control approvals and any other consents required or advisable from the central bank of the applicable jurisdiction of any Loan Party) shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby or thereby.

(f)            The Borrower shall have paid all accrued or incurred fees, costs and expenses of each Agent, the Joint Lead Arrangers and Bookrunners and the Lenders (including the accrued fees and expenses of counsel to each Agent, the Joint Lead Arrangers and Bookrunners and the Lenders); it being understood that such fees, costs and expenses may be paid from the proceeds of the Borrowing of the Initial Advances on the Closing Date following receipt of such proceeds by the Borrower in accordance with Section 2.02(a) (including, if applicable, as specified in the funds flow memorandum in accordance with Section 2.02(a)).

(g)            The Administrative Agent and the Collateral Agent shall have received evidence, in form and substance satisfactory to the Lenders, of the filing of UCC-1 financing statements with respect to the Borrower and IMS Media, LLC, in connection with the Security Agreement, and the Administrative Agent shall have received evidence, in form and substance satisfactory to the Lenders, that all fees, taxes and expenses related to such filing have been paid in full.

(h)            The Administrative Agent shall have received on or before the Effective Date copies of recent lien and judgment searches in the State of Florida and the State of Delaware and each other jurisdiction reasonably required by the Lenders with respect to the Loan Parties to evidence that, with respect to any existing liens on the Collateral, other than the Existing Liens, all such liens have been terminated or released and are of no further force and effect.

(i)            The Administrative Agent and each Lender shall have received evidence, in form and substance satisfactory to each Lender, of the satisfaction of the “Pre-completion conditions” (as defined in the Share Purchase Agreement) required to consummate the Acquisition of Connect Ads and its Subsidiaries in accordance with the Share Purchase Agreement, except for the payment of the purchase price under the Share Purchase Agreement.

(j)            No Default has occurred and is continuing or would result from the execution, delivery or performance of this Agreement or the other Loan Documents (including after giving effect to the occurrence of the Effective Date).

(k)            The Administrative Agent and each Lender shall have received, in form and substance satisfactory to each Lender, an executed copy of a consent letter from Akuma, consenting to the granting of a second-priority Security Interest by the Borrower pursuant to the Security Agreement in respect of certain Equity Interests of Httpool Holdings UK Limited owned by the Borrower that are subject to a first-priority Security Interest in accordance with the Charge over Shares.

(l)            The Borrower shall have notified the Lenders and the Administrative Agent in writing as to the proposed Effective Date.

SECTION 3.02. Conditions Precedent to a Borrowing. The obligation of each Lender to make any Advance on the occasion of a Borrowing (including any Borrowing of Incremental Advances) shall be subject to the satisfaction of each Lender of the following conditions precedent:

(i)            the Effective Date shall have occurred;

(ii)            the Administrative Agent shall have received a Notice of Borrowing as required by Section 2.02(a) or Section 2.18, as the case may be;

(iii)            the representations and warranties contained in Section 4.01 and in each other Loan Document are correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

(iv)            no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default;

(v)            there shall have occurred no Material Adverse Change since December 31, 2020 or any material adverse change with respect to the loan syndication market generally since the Effective Date; and

(vi)            the Administrative Agent shall have received such other approvals, opinions or documents as any Lender acting through the Administrative Agent may reasonably request.

Each of the delivery of a Notice of Borrowing and the acceptance by the Borrower of the proceeds of each Advance shall constitute (i) a representation and warranty by the Borrower that on the date of such Advance (both immediately before and immediately after giving effect to such Advance) the conditions contained in this Article III have been satisfied or waived and (ii) a representation and warranty by each Guarantor that each of the representations and warranties contained in Section 9 of the Guaranty are correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants to the Administrative Agent and each Lender as follows:

(a)            Each Loan Party and each of its Subsidiaries is a company duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own, lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

(b)            The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which it is or is to be a party, and the consummation of the transactions contemplated hereby, are within such Loan Party’s organizational powers, have been duly authorized by all necessary organizational action, and do not (i) contravene such Loan Party’s Constituent Documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of any contractual restriction binding on or affecting such Loan Party, any of its Subsidiaries or any of their properties, or (iv) except for the Security Interests, result in the creation or imposition of any Lien on any assets of such Loan Party or any of its Subsidiaries. None of the execution, delivery, or performance of this Agreement or the other Loan Documents, or any activities, transactions, services, or any collateral or security interest contemplated by, arising out of, or relating to this Agreement, would result in a violation of Sanctions by any Person, including, without limitation, any Secured Party or any other party to this Agreement or their respective Affiliates.

(c)            No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for (i) the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or is to be a party or (ii) the exercise by any Agent or any Lender of its rights under any Loan Document.

(d)            This Agreement has been, and each other Loan Document when delivered hereunder has been or will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(e)            (i) The Consolidated balance sheet of each of Aleph Group Inc. and its Subsidiaries and the Borrower and its Subsidiaries as at December 31, 2020, and the related Consolidated statements of income and cash flows of each of Aleph Group Inc. and its Subsidiaries and the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by opinions of PricewaterhouseCoopers, independent public accountants, and the Consolidated balance sheet of Aleph Group Inc. and its Subsidiaries and the Consolidated balance sheet of the Borrower and its Subsidiaries, in each case, as at September 30, 2021, and the related Consolidated statements of income and cash flows of each of Aleph Group Inc. and its Subsidiaries and the Borrower and its Subsidiaries for the nine months then ended, copies of which have been furnished to the Administrative Agent, fairly present, subject, in the case of said balance sheets as at September 30, 2021, and said statements of income and cash flows for the nine months then ended, to year-end audit adjustments, the Consolidated financial condition of each of Aleph Group Inc. and its Subsidiaries and the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of each of Aleph Group Inc. and its Subsidiaries and the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with Applicable Accounting Rules consistently applied. The Borrower has no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with Applicable Accounting Rules except: (i) those which are adequately reflected or reserved against in the Consolidated balance sheet as at December 31, 2020 and (ii) those which have been incurred in the ordinary course of business since December 31, 2020 and which are not material in amount.

(ii)            Since December 31, 2020, there has been no Material Adverse Change.

(f)            There is no pending or, to the best of the knowledge of the Borrower, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting any Loan Party or any of its Subsidiaries before any Governmental Authority or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby.

(g)            The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the U.S. Federal Reserve System), and no proceeds of any Advance will be used for any purpose which violates or is inconsistent with the provisions of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refinance or refund Debt originally incurred for such purpose.

(h)            Each Loan Party and each of its Subsidiaries has filed, has caused to be filed or has been included in all material Tax returns (national, departmental, local, municipal and foreign) required to be filed and has paid or caused to be paid all Taxes due with respect to the years covered by such returns except for Taxes that are being contested in good faith by appropriate proceedings, for which the Borrower has made adequate reserves as required under Applicable Accounting Rules.

(i)            Each Loan Party and each of its Subsidiaries is in compliance with all Applicable Laws and requirements of all Governmental Authorities (including, without limitation, all governmental licenses, certificates, permits, franchises and other governmental authorizations and approvals necessary to the ownership of its properties or to the conduct of its business, Environmental Laws, and laws with respect to social security and pension fund obligations), in each case except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(j)      (i)      Each Loan Party and each of its Subsidiaries has good and sufficient legal title to all its assets and properties that are material to its respective businesses, except for minor defects in title that do not interfere with its ability to conduct its respective businesses as currently conducted or to utilize such properties for their intended purposes, and, to the best of its knowledge, none of such assets or properties is subject to any Liens, except as permitted by Section 5.02(a).

(ii)            The properties of each Loan Party and each of its Subsidiaries are insured with financially sound and reputable insurance companies (not being Affiliates thereof), in such amounts, with such deductibles and covering such risks as are customarily maintained by Persons engaged in a similar business, owning similar properties and operating in similar localities where each Loan Party and each of its Subsidiaries maintain their principal places of operations.

(k)            Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of its respective businesses, without conflict in any material respects with the rights of any other Person. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any of the Loan Parties or any of their respective Subsidiaries infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, threatened.

(l)            No income, stamp or other Taxes (other than Taxes on, or measured by, net income or net profits) or levies, imposts, deductions, charges, compulsory loans or withholdings whatsoever are or will be, under Applicable Law, imposed, assessed, levied or collected by any governmental authority or any political subdivision or taxing authority thereof or therein either (i) on or by virtue of the execution or delivery of any Loan Document or (ii) on any payment to be made by any Loan Party pursuant to any Loan Document.

(m)            Each Loan Document is in proper legal form under the laws of the jurisdiction of organization or incorporation of each Loan Party for the enforcement thereof against each Loan Party party thereto; provided that in the event of enforcement in the courts of the State of New York, enforcement would be subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity. To ensure the legality, validity, enforceability or admissibility in evidence of any Loan Document in each jurisdiction of incorporation or organization of each Loan Party, it is not necessary that this Agreement or any other Loan Document or any other document be filed or recorded with any court or other authority in such jurisdiction or that any stamp or similar tax be paid on or in respect of this Agreement or any other Loan Document. The submission to jurisdiction, appointment of the Process Agent, consents and waivers by the Borrower in Section 8.11 of this Agreement and by the other Loan Parties in the Guaranty are valid and irrevocable. It is not necessary in order for each Agent and each Lender to enforce any rights or remedies under the Loan Documents or solely by reason of the execution, delivery and performance by the Loan Parties of the Loan Documents that any Agent or any Lender be licensed or qualified with any Governmental Authority in any jurisdiction of incorporation or organization of any Loan Party, or be entitled to carry on business in any of the foregoing.

(n)            No Loan Party is subject to regulation under any other law, treaty, rule or regulation or determination of an arbitrator or court or other Governmental Authority that limits its ability to incur any indebtedness under this Agreement.

(o)            Each Loan Party is subject to civil and commercial law with respect to its obligations under the Loan Documents, and the execution, delivery and performance by each Loan Party of the Loan Documents to which it is party constitute private and commercial acts (jure gestionis acts) rather than public or governmental acts (jure imperii acts). No Loan Party or any of its Subsidiaries nor any of their respective properties has any immunity from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the United States or any other relevant jurisdiction in respect of its obligations under the Loan Documents.

(p)            Each Loan Party’s payment obligations under this Agreement and the Guaranty rank and will rank at least pari passu in priority of payment and in all other respects with all other unsecured and unsubordinated Debt of such Loan Party.

(q)            The obligations of the Loan Parties under the Loan Documents are not subject to any defense, set-off or counterclaim by any Loan Party or any circumstance whatsoever which might constitute a legal or equitable discharge from its obligations thereunder

(r)            No Loan Party is required to register as an “investment company”, as such term is defined in the Investment Company Act of 1940, as amended.

(s)            No information, exhibit or report furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the negotiation of the Loan Documents or pursuant to the terms of any Loan Document contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading. As of the Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all material respects.

(t)            Each Loan Party is, individually and together with its Subsidiaries, Solvent.

(u)            Each Loan Party and each of its respective Subsidiaries is conducting its business in compliance with Anti-Corruption Laws. Each Loan Party and each of its respective Subsidiaries, directors, officers and employees and, to the knowledge of each Loan Party after due inquiry, its respective Affiliates, agents and other Persons acting for the benefit of any Loan Party, are in compliance with all Anti-Corruption Laws and are not under investigation for or being charged with any violation of Anti-Corruption Laws, in each case, except as disclosed in writing to the Administrative Agent and each Lender by such Loan Party in writing. Each Loan Party and each of its respective Subsidiaries, and their respective directors, officers and employees and, to the knowledge of each Loan Party after due inquiry, its respective Affiliates and agents are in compliance with all applicable Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures to ensure compliance by each Loan Party and its Subsidiaries, and its and their respective directors, officers, employees, Affiliates and agents with Anti-Corruption Laws, and Anti-Money Laundering Laws and Sanctions.

(v)            None of the Loan Parties or any of their parents or Subsidiaries or any of their respective directors, officers, or employees or, to the knowledge of any Loan Party after due inquiry, its agents or Affiliates or those of its Subsidiaries is a Sanctioned Person, or located, organized or resident in a Sanctioned Jurisdiction.

(w)            The operations of each Loan Party and each of its respective Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, as amended, the applicable money laundering statutes of all jurisdictions where each Loan Party or any of its parents or Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or Governmental Authority or body or any arbitrator involving any Loan Party or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of any Loan Party after due inquiry, threatened.

(x)            Under current laws and regulations of the jurisdiction of incorporation or organization of each Guarantor and each political subdivision thereof, all interest, principal, premium, if any, and other payments due or to be made on the Advances or otherwise pursuant to the Loan Documents may be freely transferred out of such jurisdiction and may be paid in, or freely converted into, U.S. Dollars.

(y)            To its knowledge, no payments or other consideration provided to any Lender in satisfaction of or on account of any Loan Party’s obligations under this Agreement or any other Loan Document were derived from criminal or other illegal activity.

(z)            No Default or Event of Default has occurred and is continuing.

(aa)      No Subsidiary of the Borrower is required or permitted, pursuant to the terms and provisions of its respective Constituent Documents, any other agreement which such Subsidiary is a party or otherwise, to pay dividends or otherwise make distributions to any holder of the equity interests of such Subsidiary absent an affirmative election by the Borrower (or any direct or indirect Subsidiary of the Borrower that is the direct holder of equity interests of such Subsidiary).

(bb)      Each Guarantor is permitted, after application of all Applicable Laws, including without limitation, the local laws, rules, regulations and orders of the applicable jurisdiction in which any such Guarantor is organized, to guaranty the Secured Obligations in an aggregate amount of at least U.S.$70,000,000.00 (plus the amount of any accrued and unpaid interest hereunder) and the Guaranty is effective to provide an enforceable guaranty in respect of such Secured Obligations in an aggregate amount of at least U.S.$70,000,000.00 (plus the amount of any accrued and unpaid interest hereunder).

(cc)      (i)      Each Loan Party has good, valid and marketable title to, or a valid leasehold or other interest in, the properties purported to be owned or leased by it in respect of which such Loan Party has granted or purported to grant a Security Interest pursuant to the Security Documents, free and clear of all Liens, other than Permitted Liens and Existing Liens, and holds such title or leasehold and all of such properties in its own name and not in the name of any nominee or other Person.

(ii)            No Loan Party has created and is not contractually bound to create any Lien on or with respect to any of its properties, rights or revenues, except for Permitted Liens and Existing Liens, and, except under this Agreement and, the other Loan Documents and the Uncommitted Line of Credit Agreement and the Existing Security Agreement, it is not restricted by contract, law or otherwise from creating Liens required to be granted under any Security Document on any of its properties, rights or revenues.

(iii)            Upon the execution of the Security Documents, the provisions of the Security Documents are effective to create, in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on or in all of the Collateral intended to be covered thereby, each such Lien secures all of the Secured Obligations, and all recordings and filings have been made and all other action has been taken, in each case, as required in accordance with the Security Agreement so that the Liens created by each such Security Document constitute perfected Liens on or in the Collateral intended to be covered thereby, subject to, and in accordance with, the Security Agreement, and all consents to the creation, effectiveness, priority and perfection of each such Lien required to be obtained in accordance with the Security Agreement (if any) have been obtained. No mortgage or financing statement or other instrument or recordation covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Secured Parties or in respect of the Existing Liens.

(dd)      Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no Reportable Event has occurred during the past five years as to which any Loan Party, any of their respective Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (ii) no ERISA Event has occurred or is reasonably expected to occur; and (iii) none of the Loan Parties, their respective Subsidiaries or any ERISA Affiliates has received any written notification that any Multiemployer Plan has been terminated within the meaning of Title IV of ERISA.

(ee)      The percentage of the total Equity Interests owned by the Borrower in Httpool Holdings UK Limited that is the subject of a Security Interest pursuant to the Charge over Shares does not exceed 12.25% and there have been no amendments, modifications, supplements or waivers made to, or granted in respect of, the Charge over Shares since its date of execution on April 4, 2020 (except for the Deed of Novation) and no Event of Default (as defined in the Charge over Shares) has occurred and is continuing or would result from the execution, delivery or performance of this Agreement or the other Loan Documents (including after giving effect to the occurrence of the Effective Date and the Borrowing of the Initial Advances).

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid, any Secured Obligation shall remain outstanding or any Lender shall have any Commitment hereunder, the Borrower will:

(a)            Reporting Requirements. Furnish to the Administrative Agent and the Lenders:

(i)            (A) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of Aleph Group Inc., Consolidated balance sheets of Aleph Group Inc. and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of Aleph Group Inc. and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, in each case, subject to a limited review by Aleph Group Inc.’s independent public accountants, in accordance with standards established by the American Institute of Certified Public Accountants for a review of interim financial information as described in SAS No. 100, Interim Financial Information; and (B) as soon as available and in any event within 60 days (or 45 days to the extent that the Borrower has ceased to be a wholly owned Subsidiary of Aleph Group Inc.) after the end of each of the first three quarters of each fiscal year of the Borrower, Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, in each case, subject to a limited review by the Borrower’s independent public accountants, in accordance with standards established by the American Institute of Certified Public Accountants for a review of interim financial information as described in SAS No. 100, Interim Financial Information, accompanied by a Compliance Certificate of the chief financial officer of the Borrower (x) as to compliance with the terms of this Agreement and certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (y) setting forth reasonably detailed calculations demonstrating compliance with Section 5.03; provided that in the event of any change in Applicable Accounting Rules used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to Applicable Accounting Rules;

(ii)            (A) as soon as available and in any event within 60 days after the end of each fiscal year of Aleph Group Inc., a copy of the annual audit report for such year for Aleph Group Inc. and its Subsidiaries, containing Consolidated balance sheets of Aleph Group Inc. and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of Aleph Group Inc. and its Subsidiaries for such fiscal year and (B) as soon as available and in any event within 120 days (or 60 days to the extent that the Borrower has ceased to be a wholly owned Subsidiary of Aleph Group Inc.) after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year and, in each case accompanied by an unqualified opinion of the Borrower’s independent public accountants (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) and a Compliance Certificate of the chief financial officer of the Borrower (x) as to compliance with the terms of this Agreement and certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (y) setting forth reasonably detailed calculations demonstrating compliance with Section 5.03; provided that in the event of any change in Applicable Accounting Rules used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to Applicable Accounting Rules;

(iii)            as soon as possible and in any event within five days after the occurrence of any Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(iv)            promptly after any request by the Administrative Agent (acting at the written direction of the Required Lenders) or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(v)            promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of any Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which such Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(vi)            promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(vii)            promptly after the commencement thereof, notice of all actions and proceedings before any Governmental Authority or arbitrator affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f);

(viii)            promptly following any request therefor, information and documentation requested by any Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation;

(ix)            promptly and in any event within five Business Days after the occurrence of such change, any change in the information provided in the Beneficial Ownership Certification delivered to any Agent or Lender that would result in a change to the list of beneficial owners identified in such certification;

(x)            promptly after Borrower obtains knowledge thereof, furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect;

(xi)            as soon as possible and in any event within two days after (A) the occurrence of any Event Default (as defined in the Charge over Shares) or (B) the taking of any enforcement action by the Creditor in accordance with the terms of the Charge over Shares, written notice from the chief financial officer of the Borrower setting forth details of such Event of Default or such enforcement action, as the case may be, and the action that the Borrower has taken and proposes to take with respect thereto;

(xii)            promptly and in any event within two Business Days of the occurrence thereof, written notice of the discharge in full of the Secured Liabilities (as defined in the Charge over Shares); and

(xiii)            such other information respecting any Loan Party or any of its Subsidiaries as any Lender may from time to time reasonably request.

(b)            Compliance with Laws, Etc. (i) Comply, and cause each of its Subsidiaries to comply (A) with all Anti-Corruption Laws and Anti-Money Laundering Laws, (B) with all Sanctions and (C) in all material respects, with all other Applicable Laws, such compliance to include, without limitation, compliance with Environmental Laws; and (ii) implement, maintain and continue to maintain in effect, and enforce, policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees, Affiliates and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and all applicable Sanctions.

(c)            Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all Taxes and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such Tax or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with Applicable Accounting Rules, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(d)            Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

(e)            Preservation of Organizational Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its organizational existence, rights (charter and statutory), permits, approvals, licenses, privileges and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(c); provided, further, that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the board of directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lenders.

(f)            Visitation Rights. At any reasonable time within business hours and from time to time, permit the Administrative Agent (acting at the written direction of the Required Lenders) or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants; provided that, except during the occurrence and continuance of an Event of Default, such visits shall not disturb the activities of the Borrower or any of its Subsidiaries.

(g)            Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with Applicable Accounting Rules in effect from time to time.

(h)            Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(i)            Additional Guarantors/Grantors. Within ten (10) Business Days following (A) the earlier of (i) the date of consummation of the Acquisition of 100% of the Equity Interests of Connect Ads and (ii) the first date on which no shareholder restriction exists with respect to granting of collateral and the giving of any guarantees by Connect Ads pursuant to this Section 5.01(i) under the shareholders’ agreement of Connect Ads and (B) the making of any Investment in, or the formation of, any entity, in accordance with Section 5.02(g)(ii), that is or becomes a directly or indirectly wholly owned Subsidiary of the Borrower and that is not otherwise a Guarantor, the Borrower shall, at its sole cost and expense:

(i)            cause (A) Connect Ads and each of its Subsidiaries and (B) such entity that is or becomes a directly or indirectly wholly owned Subsidiary of the Borrower, as the case may be, to become a Guarantor under the Guaranty, by executing and delivering to the Administrative Agent a joinder agreement to the Guaranty, in form and substance satisfactory to the Lenders, subject, in the case of any Subsidiary of Connect Acts that shall become a Guarantor, to certain limitations, restrictions and legal prohibitions under applicable law of the jurisdiction of incorporation of such Subsidiary (including but not limited to general statutory limitations, financial assistance, corporate benefit, fraudulent preference and “thin capitalization” rules);

(ii)            cause Connect Ads and each of its Subsidiaries to become a Granting Subsidiary (as defined in the Security Agreement) under the Security Agreement, subject, with respect to any Subsidiary of Connect Ads, to any limitations, restrictions, legal prohibitions (including but not limited to general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalization” rules, retention of title claims and similar principles that may limit the legal right of such Subsidiary to provide security or may require that the security be limited by amount or otherwise) which may apply as a matter of law of jurisdiction of incorporation applicable to such Subsidiary (as the case may be), by executing and delivering to the Collateral Agent a supplement to the Security Agreement (each, a “Supplemental Security Agreement”), and causing to be filed a UCC financing statement in connection with such Supplemental Security Agreement, in each case, in form and substance satisfactory to the Lenders; it being understood that the capital stock and other equity interests of each of Connect Ads and its Subsidiaries shall be Excluded Shares for the purposes of, and as defined in, the Security Agreement;

(iii)            cause Connect Ads and each of its Subsidiaries to become a Grantor (as defined in the Intercreditor Agreement) by executing and delivering an agreement joining Connect Ads and each of its Subsidiaries as a party to the Intercreditor Agreement, in form and substance satisfactory to the Lenders;

(iv)            cause to be delivered to the Administrative Agent (with a copy to the Collateral Agent) an incumbency certificate, in substantially the form of Exhibit C hereto, evidencing the identity, authority and capacity of each Authorized Officer of Connect Ads and its Subsidiaries or such directly or indirectly wholly owned Subsidiary of the Borrower, as the case may be, authorized to act on behalf of Connect Ads and its Subsidiaries or such directly or indirectly wholly owned Subsidiary of the Borrower, as the case may be, under the Guaranty and, with respect to Connect Ads and its Subsidiaries, the Supplemental Security Agreement and the Intercreditor Agreement;

(v)            cause to be delivered to the Administrative Agent true, correct and complete copies of the Constituent Documents and resolutions of the board of directors of Connect Ads and its Subsidiaries or such directly or indirectly wholly owned Subsidiary of the Borrower, as the case may be, approving the Guaranty to which it has become a party and, with respect to Connect Ads and its Subsidiaries, the applicable Supplemental Security Agreement and the Intercreditor Agreement; and

(vi)            cause to be delivered all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation with respect to Connect Ads and its Subsidiaries or such directly or indirectly wholly owned Subsidiary of the Borrower, as the case may be.

(j)            Httpool Charge over Shares. On or prior to July 13, 2022, the Borrower shall, at its sole cost and expense:

(i)            execute and deliver to the Collateral Agent (with a copy to the Administrative Agent), an amendment or supplement to the Security Agreement to provide for the replacement of the second-priority Security Interest with respect to those shares of Httpool Holdings UK Limited that were subject to the Charge over Shares with a first-priority Security Interest and cause to be filed a UCC financing statement or an amendment to an existing UCC financing statement (with copies to each of the Collateral Agent and the Administrative Agent), in each case, in form and substance satisfactory to the Lenders, such that, upon the entry into of such amendment or supplement to the Security Agreement and the taking of any action with respect thereto, the Collateral Agent shall have, on behalf of the Secured Parties, a first-priority perfected Security Interest in 100% of the shares of Httpool Holdings UK Limited; and

(ii)            cause to be delivered to the Administrative Agent, resolutions of the board of directors of the Borrower, approving the entry into of the amendment or supplement to the Security Agreement referred to in paragraph (i) above.

SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid, any Secured Obligation shall remain outstanding or any Lender shall have any Commitment hereunder, the Borrower will not:

(a)            Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, assets or revenues, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i)            Permitted Liens;

(ii)            the Security Interests; and

(iii)            Existing Liens.

(b)            Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i)            Debt under the Loan Documents;

(ii)            Debt under the Uncommitted Line of Credit Agreement;

(iii)            other unsecured Debt outstanding on the date of this Agreement and listed on Schedule 5.02; and

(iv)            Debt (other than Debt under the Loan Documents) incurred on or after the date of this Agreement; provided that at the time of incurrence of such Debt and after giving pro forma effect thereto, the Consolidated Leverage Ratio would not exceed 2:50:1:00; provided further that such Debt shall be unsecured and expressly subordinated and junior to the Debt under the Loan Documents and the Debt under the Uncommitted Line of Credit Agreement.

(c)            Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so, except that (i) any Subsidiary of the Borrower or a Guarantor may merge or consolidate with or into, or dispose of assets to, (A) the Borrower; provided that the Borrower shall be the continuing or surviving Person or (B) any one or more other Subsidiaries of the Borrower or a Guarantor, (ii) any Subsidiary of the Borrower may dispose of all or substantially all of its assets (including any disposition that is in the nature of a liquidation) to (A) the Borrower or (B) to another Loan Party and (iii) each of the Borrower or any of its Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that in each case under this clause (iii), immediately after giving effect thereto, (A) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation and (B) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving corporation; provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(d)            Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required by Applicable Accounting Rules.

(e)            Sales, Etc. of Assets. Consummate, or permit any of its Subsidiaries to consummate, any Asset Sale, except to the extent that the Net Cash Proceeds of any such Asset Sale shall be applied in accordance with the mandatory prepayment provisions of Section 2.08(b).

(f)            Dividends, Etc. Declare or make any dividend payment or other distribution of assets, properties, cash rights, obligations or securities on account of any shares of any class of capital stock of the Borrower, or purchase, redeem or otherwise acquire for value (or permit any of its Subsidiaries to do so) any shares of any class of capital stock of the Borrower or any warrants, rights or options to acquire any such shares, now or hereafter outstanding, except that, so long as no Default shall have occurred and be continuing at the time of any such declaration and payment or distribution or would result therefrom:

(i)            the Borrower may declare and make any dividend payment or other distribution payable in common stock of the Borrower;

(ii)            the Borrower may declare and make dividend payments or other distributions to the extent that (x) the Consolidated Leverage Ratio has not exceeded 2.50 to 1.00 as of the immediately previous two fiscal quarter ends for which financial statements have been delivered pursuant to Section 5.01(a) and (y) the Consolidated Leverage Ratio will not exceed 2.50 to 1.00, calculated on a pro forma basis after giving effect to any such dividend or other distribution; and

(iii)            any Subsidiary of the Borrower may declare and pay cash dividends to the Borrower or to any wholly owned Subsidiary of the Borrower that is a Guarantor.

(g)            Investments. Make or permit, or permit any of its Subsidiaries to make or permit any Investments other than (i) the anticipated Acquisition of 100% of the Voting Stock of Connect Ads and its Subsidiaries, (ii) Investments in, or the formation of, any directly or indirectly wholly owned Subsidiary of the Borrower that is a Guarantor or that becomes a Guarantor in accordance with Section 5.01(i) and (iii) Investments in any joint ventures or other entities that are not wholly owned Subsidiaries of the Borrower (including the formation of any non-wholly owned Subsidiary of the Borrower) and that are not Guarantors, up to but not exceeding U.S.$20,000,000.00 in the aggregate at any one time outstanding.

(h)            Change in Nature of Business. Engage, or permit any of its Subsidiaries to engage, in the any line or lines of business activity other than the types of business carried on at the date hereof and any similar or reasonably related or ancillary businesses.

(i)            Lease Obligations. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any obligations as lessee for the rental or hire of real or personal property in connection with any sale and leaseback transaction.

(j)            Amendment of Constituent Documents. Amend or permit any of its Subsidiaries to amend its Constituent Documents in any respect which would reasonably be expected to have a Material Adverse Effect.

(k)            Use of Proceeds.

(i)            Use the proceeds of the Advances except in accordance with Section 2.16 and, if applicable, Section 2.18(c)(iii).

(ii)            Directly or indirectly, use any part of any proceeds of any Advance or lend, contribute, or otherwise make available such proceeds, or shall permit any of its parents or Subsidiaries, or any of its or their respective directors, officers, or employees, or to the knowledge of the Borrower after due inquiry, the Affiliates or agents of the Borrower or any of its or their respective Subsidiaries, directly or indirectly, to use any part of any proceeds of any Advance or lend, contribute, or otherwise make available such proceeds, in each case, (A) to fund or facilitate any activities or business of or with any Person that, at the time of such funding or facilitation, is a Sanctioned Person, (B) to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction, (C) in any manner that would result in a violation by any Person of Sanctions, or (D) in violation of Applicable Law, including, without limitation, Anti-Corruption Laws.

(l)            Transactions with Affiliates. Enter into or permit any of its Subsidiaries to enter into any transactions of any kind with any of their Affiliates other than on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

SECTION 5.03. Financial Covenants. So long as any Advance shall remain unpaid, any obligation of any Loan Party under any Loan Document shall remain outstanding or any Lender shall have any Commitment hereunder, the Borrower will not permit, as of the final day of each fiscal quarter of the Borrower (in each case, with respect to the period of four consecutive fiscal quarters of the Borrower ending on such day):

(a)            Consolidated Leverage Ratio: the Consolidated Leverage Ratio to exceed 2.50 to 1.00;

(b)            Consolidated Interest Coverage Ratio: the Consolidated Interest Coverage Ratio to be less than 2.50 to 1.00; and

(c)            Consolidated Debt Service Coverage Ratio: the Consolidated Debt Service Coverage Ratio to be less than 1.50 to 1.00.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)            the Borrower or any other Loan Party shall fail to pay (i) when and as required to be paid herein, any principal of any Advance when the same becomes due and payable, or (ii) any interest on any Advance or shall fail to make any other payment of fees or other amounts under any Loan Document, in each case under this clause (ii), within three Business Days after the same becomes due and payable; or

(b)            any representation or warranty made by any Loan Party (or any of its officers) herein or under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c)            (i) the Borrower or any Subsidiary, as the case may be, shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(a)(i), 5.01(a)(ii), 5.01(a)(iii), 5.01(a)(vi), 5.01(b)(i)(A), 5.01(b)(i)(B), 5.01(e), 5.01(i), 5.01(j), 5.02 or 5.03, or (ii) any Loan Party or any of its Subsidiaries shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 or more days after the earlier of the date on which (A) any officer of any Loan Party or such Subsidiary becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by the Administrative Agent (acting at the written direction of the Required Lenders) or any Lender; or

(d)            any Loan Party or any of its Subsidiaries shall fail to make any payment (whether of principal, premium, interest, or any other amount and regardless of amount) in respect of any Material Debt, when and as the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Material Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Material Debt or otherwise to cause, or to permit the holder thereof (or a trustee or agent on behalf of such holder or holders) to cause such Material Debt to mature; or any such Material Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e)            an “Event of Default” (as defined in the Uncommitted Line of Credit Agreement) shall have occurred; or

(f)            any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 or more days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g)            judgments or orders for the payment of money in excess of U.S.$500,000.00 (or its equivalent in other currencies) in the aggregate shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 or more consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)            any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could be reasonably expected to have a Material Adverse Effect, and there shall be any period of 10 or more consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i)            the obligations of any Loan Party under any Loan Document shall fail to rank at least pari passu with all other unsecured and unsubordinated Debt of such Loan Party; or

(j)            any provision of any Loan Document shall cease to be valid and binding on or enforceable against any Loan Party (or, in the case of the Intercreditor Agreement, any other Person) party to such Loan Document, or any Loan Party (or, in the case of the Intercreditor Agreement, any other Person) shall so assert or state in writing, or the obligations of any Loan Party (or, in the case of the Intercreditor Agreement, any other Person) under any Loan Document shall in any way become illegal; or

(k)            either (i) any Governmental Authority shall take any action, including a general moratorium, canceling, suspending or deferring the obligation of any Loan Party to pay any amount of principal or interest or other amount payable under any Loan Document or preventing or hindering the fulfillment by any Loan Party of its obligations under any Loan Document or having any effect on the currency in which any Loan Party may pay its obligations under any Loan Document or on the availability of foreign currencies in exchange for the lawful currency of the applicable jurisdiction of such Loan Party (including any requirement for the approval to exchange foreign currencies for the lawful currency of the applicable jurisdiction of such Loan Party) or otherwise or (ii) any Loan Party shall, voluntarily or involuntarily, participate or take any action to participate in any facility or exercise involving the rescheduling of such Loan Party’s debts or the restructuring of the currency in which such Loan Party may pay its obligations; or

(l)            any Governmental Authority or any Person acting or purporting to act under such Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any portion of the property of any Loan Party; or

(m)            a Change of Control shall have occurred; or

(n)            if the amount of the Secured Obligations permitted to be guaranteed by the Guarantors pursuant to the Guaranty, after application of all Applicable Laws, including without limitation, the local laws, rules, regulations and orders of the applicable jurisdiction in which any such Guarantor is organized, is less than an aggregate amount of at least U.S.$70,000,000.00 (plus the amount of any accrued and unpaid interest hereunder); or

(o)            any of the Security Documents shall, to the extent contemplated by the terms thereof, cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, priority, powers and privileges purported to be created thereby; or

(p)            (i) an ERISA Event shall have occurred, (ii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iii) any Loan Party, any of their respective Subsidiaries or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is being terminated, within the meaning of Title IV of ERISA, or (iv) any Loan Party shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(q)            any Event of Default (as defined in the Charge over Shares) shall have occurred;

then, and in any such event, the Administrative Agent shall (acting at the written direction of the Required Lenders), by notice to the Borrower, take any and all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder or beneficiary of any Secured Obligation to enforce its claims against the Borrower; (i) declare the Commitments of each Lender and the obligation of each Lender to make Advances to be terminated, whereupon the same shall immediately terminate; (ii) declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents and all other Secured Obligations owing hereunder or thereunder to be immediately due and payable, whereupon the Advances, all such interest and all such amounts shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and (iii) exercise or direct the Collateral Agent to exercise any other rights and remedies available under any Security Document and any other Loan Document to which it is a party, subject to and in accordance with the Intercreditor Agreement; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under clause (f) above, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

The authority to enforce rights and remedies under this Agreement and other Loan Documents against the Borrower and any other Loan Party shall be vested in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained by the Administrative Agent (acting at the written direction of the Required Lenders) and/or, with respect to the Security Documents and any other Loan Document to which it is a party, the Collateral Agent (acting at the written direction of the Administrative Agent, acting at the written direction of the Required Lenders) for the benefit of all the Lenders, except as otherwise set forth in this Agreement and the other Loan Documents. Unless otherwise consented to in writing by the Administrative Agent (acting at the written direction of the Required Lenders) or as otherwise set forth in the Intercreditor Agreement, no Lender, individually or together with any other Lender, shall have the right, nor shall it, exercise or enforce any of the rights, powers or remedies which the Administrative Agent and/or the Collateral Agent is authorized to exercise or enforce under this Agreement and the other Loan Documents.

In case of any bankruptcy or other insolvency proceeding, liquidation, reorganization, restructuring, winding-up or composition or adjustment of debts involving any Loan Party (“Bankruptcy Proceeding”), the Administrative Agent shall be entitled, but not obligated, to intervene in such Bankruptcy Proceeding to (a) file and prove a claim for the whole amount of principal, interest and unpaid fees in respect of the Advances and all other obligations that are owing and unpaid under the terms of this Agreement and the other Loan Documents and to file such documents as may be necessary or advisable in order to have the claims of the Lenders and each Agent (including any claim for reasonable compensation, and their costs, expenses, disbursements and advances of any of the foregoing entities and their respective agents, counsel and other advisors) allowed in such Bankruptcy Proceedings; and (b) to collect and receive any monies or other property payable or deliverable on account of any such claims and to distribute the same to the Lenders under the terms of this Agreement and the other Loan Documents. Further, any custodian, receiver, assignee, trustee, liquidator or similar official in any such Bankruptcy Proceeding is (i) authorized to make payments or distributions in a Bankruptcy Proceeding directly to the Administrative Agent on behalf of all of the Lenders to whom any amounts are owed under this Agreement and the other Loan Documents, unless the Administrative Agent (acting at the written direction of the Required Lenders) expressly consents in writing to the making of such payments or distributions directly to such Lenders; and (ii) required to pay to the Administrative Agent any amount due for the expenses, disbursements, advances, and reasonable compensation of the Agents and their respective agents and counsel, and any other amounts due to the Agents under this Agreement and the other Loan Documents.

SECTION 6.02. Application of Funds. Upon the occurrence and during the continuance of an Event of Default, all proceeds received by the Administrative Agent pursuant to the exercise of any rights or remedies accorded to the Administrative Agent pursuant to, or by the operation of any of the terms of, this Agreement and the other Loan Documents (it being understood that, with respect to any exercise of such rights or remedies, the Administrative Agent shall act solely at the written direction of the Required Lenders), except to the extent such proceeds are subject to Section 2.01(a) of the Intercreditor Agreement (in each case, as determined by the Required Lenders and notified in writing to the Administrative Agent, which shall provide a copy of such notice to the Collateral Agent), in which case the Administrative Agent (acting at the written direction of the Required Lenders) shall transfer such proceeds to the Collateral Agent for application by the Collateral Agent in accordance with the order of priority set forth in Section 2.01(a) of the Intercreditor Agreement, shall be applied in the following order of priority:

First, to the payment of that portion of the Secured Obligations constituting all fees, costs, indemnities, expenses (including out-of-pocket costs), charges, liabilities and other amounts (including, without limitation, fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Section 2.09, 2.14 and 8.04) incurred by the Administrative Agent in connection with this Agreement, any other Loan Document, and the transactions contemplated hereby and thereby;

Second, to the payment of that portion of the Secured Obligations constituting all fees, costs, indemnities, expenses (including out-of-pocket costs), charges, liabilities and other amounts incurred by the Lenders (including, without limitation, fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Section 2.09, 2.14 and 8.04) in connection with this Agreement, any other Loan Document, and the transactions contemplated hereby and thereby, ratably among them in proportion to the respective amounts described in this clause Second incurred by them and as notified in writing to the Administrative Agent;

Third, to the payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Advances and other Secured Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to the payment of that portion of the Secured Obligations constituting unpaid principal of the Advances, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

ARTICLE VII

AGENCY

SECTION 7.01. Appointment and Authority.

(a)            Each of the Lenders hereby irrevocably appoints Citibank, N.A. to act through its Agency & Trust Division, on its behalf as the Administrative Agent under this Agreement and the other Loan Documents to which the Administrative Agent is a party and authorizes and directs the Administrative Agent to take such actions on its behalf and to exercise such rights, powers, authorities and privileges as are expressly delegated to the Administrative Agent by the terms hereof or thereof. Each Lender hereby (i) accepts the authorizations, appointments, acknowledgments and other actions taken by the Administrative Agent, on behalf of the Lenders, in accordance with this Agreement and the other Loan Documents, (ii) authorizes and directs the Administrative Agent, on behalf of the Lenders, to (A) appoint UMB Bank, N.A. as Collateral Agent under and in accordance with the Intercreditor Agreement, to act in its respective capacity in connection with the Security Documents and any other Loan Document to which it is a party, (B) authorize and instruct the Collateral Agent to (1) take such actions on its behalf and to exercise such rights, powers, authorities and privileges as are expressly delegated to the Collateral Agent by the terms of the Intercreditor Agreement and the other Loan Documents to which the Collateral Agent is a party, and (2) execute, deliver, and perform, for the benefit of the Secured Parties, the Intercreditor Agreement, each of the Security Documents, and each of the other Loan Documents to which the Collateral Agent is a party (including any amendments, supplements, reaffirmations and modifications thereto in connection with the transactions contemplated by this Agreement), (C) accept the authorizations, appointments, acknowledgments and other actions taken by the Collateral Agent, on behalf of the Secured Parties, in accordance with the Intercreditor Agreement and the other Loan Documents to which the Collateral Agent is a party, and (D) acknowledge the terms of each of the Loan Documents to which the Collateral Agent is a party, and (iii) acknowledges the terms of each of the Loan Documents, and authorizes and instructs the Administrative Agent to execute, deliver and perform, for the benefit of the Lenders, this Agreement and each of the other Loan Documents to which the Administrative Agent is or intended to be a party (including any amendments, supplements, reaffirmations and modifications to the Loan Documents in connection with the transactions contemplated by this Agreement).

(b)            The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 7.02. Rights as a Lender. If any Person serving as the Administrative Agent hereunder is or becomes a Lender, it shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 7.03. Exculpatory Provisions. (a)  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents to which it is a party, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent shall not:

(i)            be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)            have any duty to take any discretionary action or exercise any discretionary powers (including providing any request, consent, approval, waiver or authorization), except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise, in each case, as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents to which the Administrative Agent is a party); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)            except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)            The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the written consent or at the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents to which the Administrative Agent is a party) or (ii) unless, but only to the extent, caused by its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. In no event shall the Administrative Agent be liable under or in connection with this Agreement or any other Loan Document for indirect, special, incidental, punitive, or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if the Administrative Agent has been advised of the possibility thereof and regardless of the form of action. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent in writing by the Borrower or a Lender.

(c)            The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents or accuracy of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (including recalculating or determining, confirming or verifying any calculation or information set forth therein), (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the legality, validity, enforceability, effectiveness, genuineness, or sufficiency of this Agreement, the Collateral, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (vi) the properties, books or records of the Borrower or any other Loan Party.

(d)            The Administrative Agent shall not be required to advance, expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder or under any other Loan Document, or be required to take any action that is contrary to this Agreement or Applicable Law.

(e)            The Administrative Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Administrative Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, accidents, labor disputes, any act of terrorism, epidemics, pandemics, riots, loss or malfunctions of utilities, computer (hardware or software) or communications service or the unavailability of the Federal Reserve Bank wire or other wire or communication facility).

(f)            The authorizations, rights, privileges, protections, exculpations, immunities, indemnities, and benefits given hereunder to the Administrative Agent are extended to, and shall be enforceable by, the Administrative Agent, under any Loan Document to which it is a party. In the event any claim of inconsistency between this Agreement and the terms of any other Loan Document arises with respect to the duties, liabilities, authorizations, rights, privileges, protections, exculpations, immunities, indemnities, and benefits of the Administrative Agent, the terms of this Agreement shall govern and control.

(g)            The Administrative Agent shall not be responsible for (i) the execution, effectiveness, genuineness, enforceability, collectability, or sufficiency of this Agreement or any other Loan Document, (ii) the existence, genuineness or value of any of the Collateral or the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder or under any other Loan Document, (iii) the validity or sufficiency of the Collateral or any agreement or assignment contained therein, (iv) insuring the Collateral, (v) the payment of Taxes, charges, assessments or Liens upon the Collateral, or (vi) otherwise as to the maintenance of the Collateral; nor shall the Administrative Agent have any duty (x) to see to any recording, filing or depositing of any financing statement or continuation statement or documents of similar import evidencing a security interest, or to see to the maintenance of any such recordings or filing or depositing or to any rerecording, refiling or redepositing of any thereof in any public office or otherwise or (y) to see to the payment or discharge of any tax, assessment or other governmental charge or any lien or encumbrance of any kind.

(h)            The permissive authorizations, entitlements, powers and rights granted to the Administrative Agent herein are solely to protect the Administrative Agent’s and the Lenders’ interests and shall not impose any duty upon the Administrative Agent to exercise any such authorizations, entitlements, powers or rights.

(i)            For the avoidance of doubt, the obligations of the Agents hereunder and under the Loan Documents are several and not joint. No Agent shall be responsible for any action taken or omitted by any other Agent.

(j)            The Administrative Agent shall not be liable for any error of judgment made in good faith by the Administrative Agent and/or any of its Related Parties, unless it shall be conclusively determined by a court of competent jurisdiction by final and non-appealable judgment that the Administrative Agent and/or such Related Party was grossly negligent in ascertaining the pertinent facts.

SECTION 7.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Such Agent shall have no duty whatsoever to investigate or verify whether any such signature is genuine or authorized or whether the information in any such communication, instruction, certificate, notice or other document is genuine or accurate. In determining compliance with any condition hereunder to the making of an Advance and/or taking any action hereunder, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Advance and/or the taking of such action. The Administrative Agent may, at the expense of the Borrower, consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Whenever reference is made in this Agreement or any other Loan Document to any discretionary action by consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Administrative Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Administrative Agent, it is understood that in all cases that the Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such written direction, instruction, advice or concurrence (or sufficient clarification thereof, as determined by the Administrative Agent in its sole discretion) from the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents to which the Administrative Agent is a party), in each case as it deems appropriate. Notwithstanding anything else to the contrary herein, the Administrative Agent may refrain from acting in accordance with any direction, instruction, advice, concurrence, request, or clarification thereof unless it shall first be indemnified by and/or receive security from the Lenders, in each case, to its satisfaction, against any and all liability, cost and expense that may be incurred by it by reason of taking or continuing to take any such action in compliance with the instruction or request. The Administrative Agent shall in all cases be fully protected and shall incur no liability in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a direction, instruction, advice, concurrence, request, or clarification thereof of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents to which the Administrative Agent is a party), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future Lenders. Any notice, instruction or direction deliverable to the Administrative Agent by the Borrower or any other Person pursuant to this Agreement or any other Loan Document shall be sufficient if executed by Authorized Officer of the Borrower or an authorized officer of such Person that has the authority to contractually bind such Person, as evidenced by an incumbency certificate delivered to the Administrative Agent, as may be amended from time to time. Notwithstanding anything herein to the contrary, the Administrative Agent shall have no duty or responsibility to determine if any necessary consent is obtained or notice is given to the extent that the Administrative Agent is acting in accordance with written instructions provided to it in accordance with this Agreement and each other Loan Document (including with respect to the giving of any instructions in accordance with this Agreement).

SECTION 7.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 7.06. Resignation of the Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)            If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as the Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)            With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 7.07. Non-Reliance on the Administrative Agent and Other Lenders. Each Lender acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, the value of and title to any Collateral, and all applicable laws relating to the transactions contemplated hereby, and made its own and decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 7.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, no Joint Lead Arranger and/or Bookrunner listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

SECTION 7.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Advances shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03 and 8.04) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.03 and 8.04.

SECTION 7.10. Erroneous Payments.

(a)            If the Administrative Agent (x) notifies a Lender or any other Secured Party, or any Person who has received funds on behalf of a Lender or any other Secured Party (any such Lender, Secured Party, or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party, or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent (pending its return or repayment as contemplated below in this Section 7.10(a)), and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting Section 7.10(a), each Lender, Secured Party, or any Person who has received funds on behalf of such a Lender or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then, in each such case:

(i)            it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)            such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 7.10(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 7.10(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 7.10(a) or on whether or not an Erroneous Payment has been made.

(c)            Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under Section 7.10(a).

(d)

(i)            In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with Section 7.10(a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Advances (but not its Commitment) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Advances (but not Commitment) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to the Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any promissory notes or other instruments evidencing such Advances to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such promissory notes or other instruments shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitment which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii)            Subject to Section 8.08 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Advances acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Advances are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e)            The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or other Secured Party, to the rights and interests of such Lender or other Secured Party) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Secured Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Secured Obligations in respect of Advances that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Loan Party; provided that this Section 7.10 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Secured Obligations of the Borrower relative to the amount (and/or timing for payment) of the Secured Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f)            To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)            Each party’s obligations, agreements and waivers under this Section 7.10 shall survive the resignation or replacement of the Administrative Agent, any transfer or assignment of rights or obligations by, or the replacement of, any Lender or other Secured Party, the termination of the Commitments, the termination of this Agreement or any other Loan Document. and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document.

SECTION 7.11. Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Joint Lead Arrangers and Bookrunners and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” of one or more Benefit Plans in connection with the Advances or the Commitments;

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84- 4 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement;

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement; or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Joint Lead Arrangers and Bookrunners and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that neither the Administrative Agent, the Joint Lead Arrangers and Bookrunners nor their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 7.12. Intercreditor Arrangement; Collateral Agent as a Beneficiary. Except with respect to the limitations of liability, rights, privileges, protections, exculpations, immunities, indemnities or benefits, of the Administrative Agent (which shall, in each case, be governed and controlled by this Agreement), in the event of a conflict between this Agreement and the terms of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall govern and control. The Collateral Agent shall be considered an express third party beneficiary of this Agreement.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc. Subject to the terms of the Intercreditor Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by parties thereto with the written consent of the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless consented to in writing by all the Lenders, do any of the following: (i) waive any of the conditions specified in Section 3.01, Section 3.02 or Section 2.18(d), (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (iii) amend this Section 8.01 or the definition of “Required Lenders”, (iv) amend Section 2.10 or any provision herein relating to the pro rata sharing of payments among the Lenders, (v) release any of the Guarantors from their obligations under the Guaranty, (vi) release or subordinate any material portion of the Collateral in any transaction or series of related transactions (other than to effect a transaction expressly permitted by Section 5.02(e)) or (vii) amend Section 2.18 or Section 5.02(b)(iv), and (b) no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, do any of the following: (i) increase or extend the Commitments of such Lender, (ii) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder or (iii) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder; and provided further that no amendment, waiver or consent shall amend, modify, or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent under this Agreement or any other Loan Document unless in writing consented to and executed by the Administrative Agent or the Collateral Agent, as the case may be, (in each case, acting in its respective sole and absolute discretion with respect to such consent and execution), in addition to (if required) the written consent of the relevant Lenders required above to take such action.

SECTION 8.02. Notices, Etc. (a) Notices Generally. All notices and other communications provided for hereunder shall be in writing, in English, and shall be delivered by hand or overnight courier service (including international courier), mailed by certified or registered mail or sent by email as follows:

(i)            if to the Borrower, at its address at:

[****]
[****]
Attention: [****]
with a copy [****] Vice President
Email: [****]
Telephone: [****]

(ii)            if to the Administrative Agent, at its address at:

Citibank, N.A., as Administrative Agent
[****]
[****]
Attn: [****]
Phone: [****]
Fax: [****]
Borrower inquiries only: [****]
Borrower notifications: [****]
Disclosure Team Mail (Financial Reporting): [****]
Investor Relations Team (investor inquiries only): [****]

With a copy to:

Citibank, N.A., as Administrative Agent
[****]
[****]
Attention: [****]
Tel: [****]
Email: [****]

(iii)            if to an Initial Lender, at its Lending Office; and

(iv)            if to any other Lender, at its Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; or, as to the Borrower, the Administrative Agent or any Lender, at such other address as shall be designated by such party in a written notice to the other parties. Delivery by electronic communication of an executed counterpart of any amendment or waiver of any provision of this Agreement, any other Loan Document or any Exhibit hereto or thereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

Any party hereto may change its address, or e-mail address for notices and other communications hereunder by notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(b)            Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower may, in its respective sole discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications; provided further that any notice or communication other communication delivered by e-mail to the Administrative Agent shall include and contain a scanned or imaged attachment (such as .pdf or similar widely used format). Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. The Administrative Agent shall not have any duty or obligation to verify or confirm that the Person transmitting instructions, directions, reports, notices or other communications or information by electronic transmission is, in fact, a Person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such electronic transmission; and the Administrative Agent shall not have any liability for any losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information. Each other party to this Agreement agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or information to the Administrative Agent, including, without limitation, the risk of the Administrative Agent acting on unauthorized instructions, notices, reports or other communications or information, and the risk of interception and misuse by third parties.

(c)            Platform.

(i)            The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)            The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender by means of electronic communications pursuant to this Section, including through the Platform.

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right, remedy, power, or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, remedy, power, or privilege or any abandonment or discontinuance of steps to enforce such a right, remedy power, or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided to the Administrative Agent and the Lenders herein and in the other Loan Documents provided are cumulative and not exclusive of any rights, remedies, powers, or privileges that any such Person would otherwise have or are otherwise provided by law.

SECTION 8.04. Costs and Expenses; Indemnification. (a) Costs and Expenses. The Borrower shall pay on demand all fees, costs and expenses of the Joint Lead Arrangers and Bookrunners, the Lenders, the Administrative Agent and each of its Affiliates in connection with the preparation, negotiation, execution, delivery, administration, modification, waiver or amendment of any Loan Documents or any other documents to be delivered hereunder or thereunder (whether or not the transactions contemplated hereby or thereby shall be consummated), including, without limitation, (i) all due diligence, transportation, computer, duplication, appraisal, consultant, and audit expenses and (ii) the fees, charges, disbursements and expenses of counsel for the Lenders, the Administrative Agent and the Joint Lead Arrangers and Bookrunners (including, without limitation, all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent) with respect thereto and with respect to advising the Administrative Agent and the Lenders as to their rights and responsibilities under the Loan Documents prior to the Effective Date and thereafter. The Borrower shall also pay on demand all fees, costs and expenses of the Administrative Agent and its Affiliates and each Lender, if any (including, without limitation, counsel fees and expenses, including all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent or a Lender), in connection with the preservation, enforcement, or protection of its rights (whether through negotiations, legal proceedings or otherwise) arising out of, in connection with, or related to any Loan Document and the other documents to be delivered hereunder or thereunder and the Advances made hereunder, including, without limitation, fees, costs and expenses of counsel for the Administrative Agent and Lenders in connection with the enforcement of rights under this Section 8.04 and in connection with the sale, lease or license of, collection from, or other realization upon, any of the Collateral and/or any workout, restructuring or negotiation in respect of the Advances and all costs, expenses or other charged incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Loan Document or any other document referred to therein.

(b)            Indemnification by the Borrower. The Borrower shall indemnify and hold harmless the Administrative Agent (and any sub-agent thereof), the Joint Lead Arrangers and Bookrunners, each Lender, and each Related Party of any of the foregoing Persons (each an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, fees, charges, disbursements and expenses of counsel for any Indemnified Party (including all fees, time charges and disbursements of counsel)) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any actual, prospective or potential investigation, litigation or proceeding or preparation of a defense in connection therewith, whether based on contract, tort or any other theory) (i) any Advance and/or Loan Document, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of any Advance, (ii) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby and/or (iii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability, cost or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Administrative Agent (or any sub-agent thereof), any Joint Lead Arranger and Bookrunner, any Lender, or any Related Party of any of the foregoing Persons, on any theory of liability arising out of or otherwise relating to any Loan Document, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Advances. No Indemnified Party referred to in this paragraph shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(c)            Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the aggregate principal amount of the Advances at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability, cost or expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of the Administrative Agent acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.02(c).

(d)            Funding Losses. If (i) any payment of principal of any SOFR Advance is made by the Borrower to or for the account of any Lender other than on the last day of an Interest Period for such Advance, for any reason (including as a result of an Event of Default), (ii) the conversion of any SOFR Advance other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), or (iii) if the Borrower fails to make any payment hereunder for which a notice of prepayment has been given or that is otherwise required to be made, or if the Borrower fails to borrow on the date or in the amount notified by the Borrower in any Notice of Borrowing, the Borrower shall, upon demand by any Lender, pay to such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may incur as a result of such payment or such failure to pay, prepay or borrow, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired (or which could have been acquired) by such Lender to fund or maintain such Advances. A certificate submitted by any Lender to the Borrower setting forth in reasonable detail the amount of such compensation shall be conclusive and binding for all purposes, absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(e)            Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder or under any other Loan Document the agreements and obligations of each party contained in Sections 2.03, 2.09, 2.14, Article VII, 8.04, 8.09, 8.11 and 8.16 shall survive the termination of any Loan Document, the payment in full of principal, interest and all other amounts payable under the Loan Documents, any transfer or assignment of rights by, or the replacement of, any Lender, the resignation or removal of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of the Secured Obligations under any Loan Document.

SECTION 8.05. Fiduciary Duties.

(a)            The Lenders may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Loan Parties may have conflicting interests regarding the transactions described herein and otherwise. The Lenders will not use confidential information obtained from any Loan Party by virtue of the transactions contemplated by this Agreement or its other relationships with any Loan Party in connection with the performance by Lenders of services for, or other uses on behalf of, other companies, and Lenders will not furnish any such information to other companies. The Lenders do not have any obligation to use in connection with the transactions contemplated hereby, or to furnish to any Loan Party, any confidential information obtained by the Lenders from other companies.

(b)            In connection with all aspects of each transaction contemplated by this Agreement, the Borrower acknowledges and agrees that: (a) (i) the arranging and other services described herein are arm’s-length commercial transactions between the Borrower and its respective affiliates, on the one hand, and Lenders on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent the Borrower has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understanding and accepting, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) each Lender has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any of its affiliates or any other person or entity and (ii) no Lender has any obligation to the Borrower or its affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) each Lender and its respective affiliates may be engaged in a broad range of transactions that involve interests that differ from the Borrower and those of its affiliates, and no Lender has any obligation to disclose any of such interests to the Borrower or its affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Agreement.

SECTION 8.06. Right of Set-off. (a) Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness or obligations at any time owing by the Administrative Agent, such Lender or any such Affiliate to or for the credit or the account of the Borrower or its Affiliates against any and all of the obligations of the Borrower or its Affiliates now or hereafter existing under the Loan Documents, whether or not the Administrative Agent or such Lender shall have made any demand under any Loan Document and although such obligations may be unmatured or are owed to a branch, office or Affiliate of the Administrative Agent or such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.13 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a written statement describing in reasonable detail the obligations of the Borrower under the Loan Documents owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees to promptly notify the Borrower or its Affiliates, as applicable, and the Administrative Agent in writing and the Administrative Agreement agrees to promptly notify the Borrower or any of their Affiliates, as applicable, after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Administrative Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Administrative Agent or any Lender and their respective its Affiliates may have.

(b)            The Borrower hereby authorizes the Administrative Agent, each Lender and any of their respective Affiliates, if and to the extent payment is not made when due hereunder, to charge from time to time against any or all of the Borrower’s accounts with the Administrative Agent or any Lender or any of their respective Affiliates, as applicable, for any amount so due even if such charge causes any such accounts to be overdrawn. Each Lender and the Administrative Agent is hereby authorized to deliver a copy of this Agreement to any of its Affiliates for the purposes described in this Section 8.06(b).

(c)            The amount of any deposit or indebtedness that shall be set-off and applied against any and all obligations of the Borrower hereunder or that may be charged against any or all of the Borrower’s accounts with the Administrative Agent or any Lender or any of their respective Affiliates that in each case is not denominated in U.S. Dollars shall be that which, in accordance with normal banking procedures, will be necessary to purchase with such other currency, in New York City, NY, U.S.A., the amount of U.S. Dollars that the Borrower has so failed to pay when due.

SECTION 8.07. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower, the Administrative Agent and the Initial Lenders, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and the Lenders and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders and the Administrative Agent.

SECTION 8.08. Assignments and Participations. (a)  Each Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and the Advances owing to it) (each such Person an “Assignee” and the Lender from which the Assignee receives the rights and obligations, the “Assignor”); provided that (i) in the case of any partial assignment to an additional bank or financial institution, the principal amount of the portion of the Advances so assigned is not less than U.S.$2,000,000.00 or an integral multiple of U.S.$1,000,000.00 in excess thereof (or if less, such Lender’s then outstanding principal amount of the Advances and determined as of the date of the Assignment and Acceptance with respect to when such assignment is delivered to such Lender or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date), (ii) unless (A) the assignment is to a bank or financial institution that is an Affiliate, Subsidiary, or successor of any Lender or an Approved Fund or to an existing Lender or (B) there exists at such time a Default or Event of Default, the consent of the Borrower to such assignment is required (such consent not to be unreasonably withheld or delayed), it being understood that if the Borrower shall not have notified the Administrative Agent in writing of its approval or disapproval of the proposed assignment within five Business Days of the Borrower’s receipt of notice of such proposed assignment, the Borrower shall be deemed to have given its consent, (iii) no such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (iv) no such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), (v) no such assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof, (vi) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance together with (unless waived by the Administrative Agent) a processing and recordation fee in the amount of U.S.$3,500 and (vii) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender. Upon such execution and delivery, from and after the effective date specified in each Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have such rights and obligations of the Assignor hereunder and (y) the Assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish such rights (other than its rights under Sections 2.09, 2.14 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of the Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). If a Lender transfers or assigns any portion or all of its rights under the Loan Documents to any other financial institution, any reference to such Lender in each Loan Document shall thereafter refer to such Lender and to such other financial institution to the extent of their respective interests, as if such other financial institution had been a party to this Agreement as of the date hereof up to and including the date of such transfer or assignment.

(b)            By executing and delivering an Assignment and Acceptance, the Assignor thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant hereto; (ii) such Assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such Assignee confirms that it has received a copy of each of the Loan Documents, together with copies of the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon such Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; and (v) such Assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

(c)            The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States of America a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender, at any reasonable time and from time to time upon reasonable prior notice. In the event of any conflict between the records maintained by any Lender with respect to the indebtedness of the Borrower to such Lender resulting from each Advance made by such Lender and the records maintained by the Administrative Agent in such matters (including, without limitation, the Register), the records of the Administrative Agent shall control in the absence of manifest error.

(d)            Each Lender may sell participations at any time, without the consent of, or notice, to the Borrower, to one or more banks or other entities (other than a natural Person, or a holding company, investment vehicle or trust for, or owned or operated for the primary benefit of, a natural Person, or the Borrower or any of its Affiliates or Subsidiaries) (each a “Participant”) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and the Advances owing to it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents and (iv) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest or any other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest or any other amounts payable hereunder, in each case to the extent subject to such participation, or release any of the value of the Guaranties. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.04(c) with respect to any payments made by such Lender to its Participant(s). The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.09, Section 8.04(d) and Section 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(g) (it being understood that the documentation required under Section 2.14(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.15 as if it were an assignee under this Section 8.08; and (B) shall not be entitled to receive any greater payment under Section 2.09 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.15 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.06 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.10 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent shall have no responsibility for maintaining a Participant Register

(e)            Any Lender may at any time, without the consent of, or notice, to the Loan Parties, enter into one or more hedging, risk participation, derivative or similar transactions (howsoever described or documented) (a “Risk Transfer”) related to its rights or obligations under this Agreement or any Loan Document.

(f)             Each Lender may, in connection with any assignment or participation or Risk Transfer or proposed assignment or participation or Risk Transfer pursuant to this Section 8.08, disclose to the assignee or participant or party to the Risk Transfer or proposed assignee or participant or party to a Risk Transfer, any information relating to the Loan Parties furnished to such Lender by or on behalf of any Loan Party.

(g)            Notwithstanding any other provision set forth in this Agreement, each Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it) to secure obligations of each Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the U.S. Federal Reserve System or any other central bank.

SECTION 8.09. Governing Law. This Agreement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America.

SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement and each other Loan Document by electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement and such other Loan Document. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to this Agreement, any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Acceptances, amendments or other Notices of Borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

SECTION 8.11. Jurisdiction; Waiver of Immunities. (a)  The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Administrative Agent or the Lenders or any of their respective affiliates in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation, or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction, including, without limitation, the courts sitting in the applicable jurisdiction of any Loan Party.

(b)            The Borrower hereby irrevocably appoints CT Corporation System (the “Process Agent”), with an office on the date hereof at 28 Liberty Street, New York, New York 10005, United States, as its agent to receive on behalf of the Borrower and its property and each other Loan Party and its property, service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Borrower in care of the Process Agent at the Process Agent’s above address, and the Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address specified in Section 8.02. If the Process Agent shall cease to serve as agent for the Borrower to receive service of process hereunder, the Borrower shall promptly appoint a successor agent satisfactory to the Lenders. The Borrower hereby expressly consents and authorizes the Administrative Agent to (i) pay the Process Agent’s fees if the Administrative Agent elects to do so on behalf of the Borrower (it being understood that the Administrative Agent shall have no obligation whatsoever to do so), (ii) deliver to the Process Agent on behalf of the Borrower any information pertinent to the appointment, and (iii) receive a copy of the corresponding acceptance letter to be issued by the Process Agent.

(c)            Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document to which it is a party in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably and unconditionally waives such immunity in respect of its obligations under this Agreement and the other Loan Documents and, without limiting the generality of the foregoing, agrees that the waivers set forth in this subsection (d) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

SECTION 8.12. Judgment Currency. (a)  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in U.S. Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that obtained by the Administrative Agent for the Business Day preceding that on which final, non-appealable judgment is given. The Administrative Agent may rely conclusively on such rate and the determination thereof, shall not be liable in any way whatsoever for losses arising out of, in connection with, or related to such rate or the determination thereof, and shall have no obligation or responsibility with respect to the conversion of any such amounts beyond providing such rate.

(b)            The obligations of the Borrower in respect of any sum due to the Administrative Agent and the Lenders, as applicable, hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency other than U.S. Dollars, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent and the Lenders, as applicable, of any sum adjudged to be so due in such other currency, the Administrative Agent and any such Lenders may, in accordance with normal, reasonable banking procedures, purchase U.S. Dollars with such other currency. If the amount of U.S. Dollars so purchased is less than the sum originally due to the Administrative Agent and the Lenders, as applicable, in U.S. Dollars, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent and the Lenders against such loss.

SECTION 8.13. Confidentiality. Neither the Administrative Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Borrower; provided, that nothing herein shall prevent the Administrative Agent or any Lender from disclosing and/or transferring such Confidential Information (i) upon the order of any court or administrative agency or otherwise to the extent required by statute, rule, regulation, judicial process, subpoena or similar process of other Applicable Laws, (ii) to bank examiners or upon the request or demand of any other regulatory or self-regulatory agency or authority, (iii) which had been publicly disclosed other than as a result of a disclosure by the Administrative Agent or such Lender prohibited by this Agreement, (iv) in connection with any litigation to which the Administrative Agent or such Lender is a party, or in connection with the exercise of any remedy hereunder or under any other Loan Document, (v) to the Administrative Agent or such Lender’s legal counsel and independent auditors and accountants, (vi) to the Administrative Agent’s or such Lender’s branches, subsidiaries, representative offices, affiliates, Citigroup and its affiliates, and agents and third parties selected by any of the foregoing entities, wherever situated, for confidential use (including in connection with the provision of any service and for data processing, statistical and risk analysis purposes), (vii) subject to provisions substantially similar to those contained in this Section 8.13, to any actual or proposed Participant or Assignee or party to a Risk Transfer, or (viii) on a confidential basis to any rating agency in connection with rating the Borrower or any of its Subsidiaries or the facilities provided pursuant to this Agreement. Any Person required to maintain the confidentiality of information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

SECTION 8.14. Patriot Act Notice. The Borrower hereby acknowledges that pursuant to applicable regulatory requirements, including but not limited to those under the Patriot Act and the Beneficial Ownership Regulation, the Administrative Agent and Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Administrative Agent and each Lender to identify the Borrower. The Borrower shall, and shall cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent or such Lender in maintaining compliance with such applicable requirements.

SECTION 8.15. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary herein or in any other Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-in Action on any such liability, including, if applicable:

(i)             a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any applicable Resolution Authority.

SECTION 8.16. Waiver of Jury Trial. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.17. Severability. If any provision of this Agreement is found by a court to be invalid or unenforceable, to the fullest extent permitted by Applicable Law, each of the parties hereto hereby agrees that such invalidity or unenforceability will not impair the validity or enforceability of any other provision hereof.

SECTION 8.18. Acknowledgements of the Borrower. The Borrower acknowledges that:

(a)            it has made its own independent decisions to enter into this Agreement and the other Loan Documents and as to whether the transactions contemplated by this Agreement and the other Loan Documents are appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary;

(b)            it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of entry into this Agreement and the other Loan Documents and the transactions contemplated thereby;

(c)            it is not relying on any communication (written or oral) of each Lender as investment advice or as a recommendation to enter into this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby; and

(d)            it has had the opportunity to take all relevant independent advice it may have required with respect to its entry into this Agreement and the other Loan Documents and the transactions contemplated thereby, including without limitation legal advice in respect of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

IMS INTERNET MEDIA SERVICES, INC., as Borrower

By	[****]
Name: [****]
Title: CEO

[Signature Page to Credit Agreement]

CITIBANK, N.A., as Administrative Agent

By	[****]
Name: [****]
Title: Senior Trust Officer

[Signature Page to Credit Agreement]

CITIBANK, N.A., as Lender

By	[****]
Name: [****]
Title: Vice President

[Signature Page to Credit Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC, as Lender

By	[****]
Name: [****]
Title: Authorized Signatory

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Lender

By	[****]
Name: [****]
Title: Executive Director

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Lender

By	[****]
Name: [****]
Title: [****]

[Signature Page to Credit Agreement]